Exhibit (17)(f)
Item 1. Reports to Stockholders.
The Report to Shareholders is attached herewith.

Highland Floating Rate Fund

Annual Report

June 30, 2010

HIGHLAND FUNDS

managed by
Highland Capital Management, L.P.

Highland Floating Rate Fund Annual Report June 30,2010

Highland Floating Rate Fund
TABLE OF CONTENTS

Portfolio Managers’ Letter	1
Fund Profile	3
Financial Statements	4
Investment Portfolio	5
Statement of Assets and Liabilities	12
Statement of Operations	13
Statements of Changes in Net Assets	14
Statement of Cash Flows	16
Financial Highlights	17
Notes to Financial Statements	21
Report of Independent Registered Public Accounting Firm	31
Additional Information	32
Important Information About This Report	36
Economic and market conditions change frequently.
There is no assurance that the trends described in this report will continue or commence.
A prospectus must precede or accompany this report. Please read the prospectus carefully before you invest.

PORTFOLIO MANAGERS’ LETTER

June 30, 2010	Highland Floating Rate Fund
Dear Shareholders:
Q: How has the Highland Floating Rate Fund (the “Fund”) performed?
A: Please note that the Fund has changed its fiscal year end to June 30 from August 31. Therefore, the performance period covered throughout this report is for the ten month period ended June 30, 2010. For the ten month period ended June 30, 2010, the Fund’s Class A Shares returned 9.54%. That was less than the return of the Fund’s benchmark, the Credit Suisse Leveraged Loan Index (the “Index”), which was 10.54% for the period, and the Lipper Loan Participation Loan Category average, which was 10.11% for the period. During this same time period, the Standard & Poor’s (S&P) 500 Index returned 5.00%. The Fund’s strongest performers during the period included Young Broadcasting Inc., Value Creation Inc, CCS Medical, Inc., LifeCare Holdings and PBL Media Group Limited. The weakest performers included Lake at Las Vegas Joint Venture LLC, Broadstripe, LLC, Westgate Investments, LLC, Endurance Business Media, Inc. and Fontainebleau Florida Hotel, LLC.
Q: What was the investment environment like for corporate bank loans during the period?
A: The loan market during the ten month period ended June 30, 2010 was characterized by a continuation of the strengthening experienced in 2009 after 2008’s unprecedented loan market dislocation, which was primarily driven by technical factors generated in part by the turmoil in the financial sector. During the first eight months of the period the average bid in the Index moved up ten points, from 81.8 on August 31, 2009 to 91.8 on April 30, 2010. This improvement was largely attributable to continued strengthening in the technical environment caused by a lack of forced selling and continued strong demand for loans thanks to issuers paying down debt through bond refinancings. This increased cash in the market was augmented by more positive investor sentiment due to improving issuer fundamentals, which helped to push the average bid up. However, during the final two months of the period the loan market, along with the broader market, weakened, with the average bid falling to 89.4 by June 30, 2010. This pull back was due in part to macroeconomic fears surrounding sovereign debt risk, particularly in Europe.
Q: How is the Fund currently positioned?
A: As of June 30, 2010, the Fund is approximately 89.77% loans, 4.90% equities and 5.33% other corporate debt, as a percentage of investments. With regards to diversification, the Fund is currently invested in approximately 25 industries and 139 issuers.
Q: What is your outlook?
A: It is our expectation that capital markets will continue to exhibit volatility during 2010, with the equity and high-yield bond markets experiencing greater volatility than leveraged loans. We continue to believe that the risk-return profile for leveraged loans is attractive relative both to other asset classes and to historical standards for leveraged loans. We look to capitalize on volatility in the leveraged loan market by adhering to disciplined valuation targets for our investments and by actively rotating capital as opportunities present. We believe that issuers will continue to bring amendments to lender groups in an effort to stay within covenants, which will improve the economics of the loans to the lenders.

We thank you for your investment in the Fund.

Brad Means, CFA	Greg Stuecheli, CFA
Partner & Senior	Partner & Senior
Portfolio Manager	Portfolio Manager
Brad Means and Greg Stuecheli have been portfolio managers of the Highland Floating Rate Fund since December 31, 2008.
Annual Report | 1

PORTFOLIO MANAGERS’ LETTER

June 30, 2010	Highland Floating Rate Fund
Just like any other investment, floating rate loan investments present financial risks. Defaults on the loans in the portfolio could reduce the Fund’s net asset value and its distributions, as could nonpayment of scheduled interest and principal. Prepayment of principal by a borrower could mean the Fund’s managers have to replace the loan with a lower-yielding security, which could affect the valuation of the portfolio’s holdings.
The Fund is a continuously offered, closed-end management investment company and provides limited liquidity through a quarterly tender offer for between 5% and 25% of outstanding shares. Each quarter, the Fund’s trustees must approve the actual tender. Please read the Funds’ prospectus carefully for more details.
The Fund may invest a high percentage of assets in a limited number of loans, so the default of any individual holdings can have a greater impact on the Fund’s net asset value than could a default in a more diversified portfolio.
Floating rate loans are not covered by FDIC insurance or other guarantees relating to timely payment of principal and interest.

Since economic and market conditions change frequently, there can be no assurance that the trends described here will continue or that the forecasts will come to pass. The opinions expressed are those of the contributor and are subject to change.
Prior investment returns are not indicative of future results.
2 | Annual Report

FUND PROFILE (unaudited)
Highland Floating Rate Fund
Objective
The Fund seeks to provide a high level of current income, consistent with preservation of capital.
Net Assets as of June 30, 2010
$453.4 million
Portfolio Data as of June 30, 2010
The information below provides a snapshot of the Fund at the end of the reporting period. The Fund is actively managed and the composition of its investment portfolio will change over time.

Quality Breakdown as of 06/30/10 (%)*
A	0.7%
B	61.9
BB	5.0
BBB	2.9
C	0.4
CC	1.1
CCC	9.6
D	3.2
Non Rated	15.2

Top 5 Sectors as of 06/30/10 (%)*
Broadcasting	10.3%
Cable/Wireless Video	9.5
Healthcare	9.2
Financial	7.9
Diversified Media	6.2

Top 10 Holdings as of 06/30/10 (%)*
Broadstripe, LLC (Senior Loans)	7.0%
Young Broadcasting, Inc. (Common Stocks)	3.0
LifeCare Holdings (Senior Loans)	3.0
CCS Medical, Inc. (Senior Loans)	2.3
Travelport, LLC (Senior Loans)	2.0
PBL Media Group Ltd. (Foreign Denominated Senior Loans)	1.9
Lyondell Chemical Co. (Corporate Notes and Bonds)	1.7
Key Safety Systems, Inc. (Senior Loans)	1.7
SMG H5 Pty., Ltd. (Foreign Denominated Senior Loans)	1.6
Avaya, Inc. (Senior Loans)	1.3

*	Quality is calculated as a percentage of total senior loans, corporate notes and bonds and asset-backed securities. Sectors and holdings are calculated as a percentage of total assets. The quality ratings reflected were issued by Standard & Poors, a nationally recognized statistical rating organization. Quality ratings reflect the credit quality of the underlying bonds in the Fund’s portfolio and not that of the fund itself. Quality Ratings are subject to change.
Annual Report | 3

FINANCIAL STATEMENTS

June 30, 2010	Highland Floating Rate Fund

A guide to understanding the Fund’s financial statements

Investment Portfolio	The Investment Portfolio details all of the Fund’s holdings and their value as of the last day of the reporting period. Portfolio holdings are organized by type of asset and industry to demonstrate areas of concentration and diversification.

Statement of Assets and Liabilities	This statement details the Fund’s assets, liabilities, net assets and share price for each share class as of the last day of the reporting period. Net assets are calculated by subtracting all the Fund’s liabilities (including any unpaid expenses) from the total of the Fund’s investment and non-investment assets. The net asset value per share for each class is calculated by dividing net assets allocated to that share class by the number of shares outstanding in that class as of the last day of the reporting period.

Statement of Operations	This statement details income earned by the Fund and the expenses accrued by the Fund during the reporting period. The Statement of Operations also shows any net gain or loss the Fund realized on the sales of its holdings during the period, as well as any unrealized gains or losses recognized over the period. The total of these results represents the Fund’s net increase or decrease in net assets from operations.

Statements of Changes in Net Assets	These statements demonstrate how the Fund’s net assets were affected by its operating results, distributions to shareholders and shareholder transactions (e.g., subscriptions, redemptions and distributions reinvestments) during the reporting period. The Statements of Changes in Net Assets also detail changes in the number of shares outstanding.

Statement of Cash Flows	This statement reports net cash and foreign currency provided or used by operating, investing and financing activities and the net effect of those flows on cash and foreign currency during the period.

Financial Highlights	The Financial Highlights demonstrate how the Fund’s net asset value per share was affected by the Fund’s operating results. The Financial Highlights also disclose the classes’ performance and certain key ratios of the Fund (e.g., class expenses and net investment income as a percentage of average net assets).

Notes to Financial Statements	These notes disclose the organizational background of the Fund, certain of its significant accounting policies (including those surrounding security valuation, income recognition and distributions to shareholders), federal tax information, fees and compensation paid to affiliates and significant risks and contingencies.
4 | Annual Report

INVESTMENT PORTFOLIO

June 30, 2010	Highland Floating Rate Fund

Principal Amount ($)		Value ($)
US Senior Loans (a) — 72.4%

AEROSPACE — 2.4%
1,878,271	AWAS Capital, Inc. First Lien Term Loan, 2.31%, 03/25/13	1,756,183
1,012,519	Second Priority Term Loan, 6.56%, 03/25/13	827,735
1,385,408	Delta Air Lines, Inc. Credit-Linked Deposit Loan, 2.22%, 04/30/12	1,323,716
1,000,000	Dyncorp International LLC Term Loan B, 06/30/16 (b)	980,000
112,275	Hawker Beechcraft Acquisition Co. LLC Letter of Credit Facility Deposit, 03/26/14 (b)	91,099
1,882,859	Term Loan, 03/26/14 (b)	1,527,733
5,619,701	US Airways Group, Inc. Term Loan, 2.81%, 03/21/14	4,485,730

		10,992,196

BROADCASTING — 4.9%
2,883,246	All3Media Intermediate Ltd. Facility B1, 2.91%, 08/31/14	2,494,008
271,635	ComCorp Broadcasting, Inc. Revolving Loan, 9.00%, 10/03/12 (c) (d)	232,384
2,717,483	Term Loan, 9.00%, 04/03/13 (c) (d)	2,324,807
4,918,228	Cumulus Media, Inc. Replacement Term Loan, 4.35%, 06/11/14	4,475,587
3,360,000	Entercom Radio LLC Term A Loan, 1.51%, 06/29/12	3,141,600
6,396,296	Univision Communications, Inc. Initial Term Loan, 2.60%, 09/29/14	5,349,799
4,329,813	Young Broadcasting, Inc. Term Loan, PIK, 8.00%, 06/30/15 (c) (d)	4,329,813

		22,347,998

CABLE/WIRELESS VIDEO — 10.1%
3,250,859	Broadstripe, LLC DIP Revolver, 3.72%, 06/30/11 (d) (e)	3,249,233
44,306,267	First Lien Term Loan, 06/30/11 (d) (f)	33,774,667
1,428,203	Revolver, 06/30/11 (d) (f)	1,088,719
4,725,085	Northland Cable Television, Inc. First Lien Term Loan B, 4.36%, 12/22/12	4,465,205
4,000,000	Second Lien Term Loan, 8.35%, 06/22/13	3,140,000

		45,717,824

CHEMICALS — 2.4%
1,577,080	TPC Group LLC Incremental Term Loan B, 2.88%, 06/27/13	1,486,397
5,361,060	Term B Loan, 2.88%, 06/27/13	5,052,799
1,247,740	W.R. Grace & Co. 5 Year Revolver (b)	2,158,590
1,247,740	Revolving Credit Loan (b)	2,158,590

		10,856,376

CONSUMER NON-DURABLES — 1.3%
2,755,020	BioTech Research Labs/Philosophy Merger Sub, Inc. First Lien Term Loan, 2.10%, 03/16/14	2,534,618
351,945	KIK Custom Products, Inc. First Lien Canadian Term Loan, 06/02/14 (b)	292,701
2,053,013	First Lien U.S. Term Loan, 06/02/14 (b)	1,707,419
2,000,000	Second Lien Term Loan, 5.32%, 12/01/14	1,190,000

		5,724,738

DIVERSIFIED MEDIA — 2.5%
3,772,744	Cengage Learning Acquisitions, Inc. Term Loan, 3.03%, 07/03/14	3,263,952
2,006,090	Cydcor, Inc. First Lien Tranche B Term Loan, 9.00%, 02/05/13	1,870,679
2,000,000	Endurance Business Media, Inc. Second Lien Term Loan, 01/26/14 (f)	130,000
2,725,784	Term Loan, 07/26/13 (f)	579,229
8,263,880	Metro-Goldwyn-Mayer, Inc. Tranche B Term Loan, 04/09/12 (f)	3,768,329
3,984,694	Tranche B-1 Term Loan, 04/09/12 (f)	1,817,020

		11,429,209

ENERGY — 1.4%
1,100,000	Big West Oil, LLC Term Loan, 01/30/15 (b)	1,108,938
157,904	Calumet Lubricants Co., LP Credit-Linked Letter of Credit, 4.14%, 01/03/15	143,298
1,166,310	Term Loan, 4.44%, 01/03/15	1,058,427
4,735,118	Venoco, Inc. Second Lien Term Loan, 4.38%, 05/07/14	4,232,012

		6,542,675

FINANCIAL — 2.6%
4,000,000	AGFS Funding Co. Term Loan, 7.25%, 04/21/15	3,904,000
2,500,000	Checksmart Financial Co. Second Lien Term Loan, 5.94%, 05/01/13	312,500
1,414,588	HUB International Ltd. Initial Term Loan, 3.03%, 06/13/14	1,264,875
See accompanying Notes to Financial Statements. | 5

INVESTMENT PORTFOLIO (continued)

June 30, 2010	Highland Floating Rate Fund

Principal Amount ($)		Value ($)
US Senior Loans (continued)

FINANCIAL (continued)
5,000,000	Nuveen Investments, Inc. First Lien Term Loan, 3.45%, 11/13/14	4,176,575
1,500,000	Second Lien Term Loan, 07/31/15 (b) (g)	1,578,000
479,412	Online Resources Corp. Term Loan, 2.60%, 02/21/12	399,110

		11,635,060

FOOD AND DRUG — 0.8%
977,849	Rite Aid Corp. Tranche 2 Term Loan, 2.10%, 06/04/14	847,062
1,958,128	Tranche 3 Term Loan, 6.00%, 06/04/14	1,853,495
747,376	Tranche 4 Term Loan, 9.50%, 06/10/15	760,268

		3,460,825

FOOD/TOBACCO — 2.1%
2,728,333	DS Waters of America, Inc. Term Loan, 2.60%, 10/29/12	2,626,021
5,500,000	DSW Holdings, Inc. Term Loan, 4.35%, 03/02/12	5,211,250
632,000	Pierre Foods, Inc. Term Loan, 7.00%, 03/03/16	633,049
1,000,000	WM. Bolthouse Farms, Inc. Second Lien Term Loan, 9.50%, 08/11/16	997,185

		9,467,505

FOREST PRODUCTS/CONTAINERS — 1.0%
2,000,000	Consolidated Container Co. LLC Second Lien Term Loan, 5.88%, 09/28/14	1,715,000
2,750,000	Smurfit Stone Container Enterprises, Inc. Exit Term Loan, 6.75%, 02/22/16	2,747,126

		4,462,126

GAMING/LEISURE — 4.5%
9,000,000	Fontainebleau Florida Hotel, LLC Tranche C Term Loan, 06/06/12 (f)	3,150,000
8,648,046	Ginn LA Conduit Lender, Inc. First Lien Tranche A Credit-Linked Deposit, 06/08/11 (f)	724,274
18,530,804	First Lien Tranche B Term Loan, 06/08/11 (f)	1,575,118
258,176	Lake at Las Vegas Joint Venture Mezzanine (f)	9,036
12,527,233	Revolving Loan Credit-Linked Deposit Account, 06/20/12 (f)	78,295
147,275,306	Term Loan, 06/20/12 (f)	618,140
14,098,694	Term Loan, DIP, 4.10%, 06/20/12	4,229,608
469,499	Las Vegas Sands, LLC Delayed Draw I Term Loan, 2.10%, 05/23/14	416,798
2,323,541	Tranche B Term Loan, 2.10%, 05/23/14	2,062,724
131,200	MGM Mirage, Inc. Class A-2 Loan, 1.81%, 02/21/14 (e)	105,288
1,000,000	Class B Loan, 10/03/11 (b)	955,750
216,891	Class C Loan, 7.00%, 02/21/14	180,019
3,292,663	Class D Loan, 6.00%, 10/03/11 (b)	3,146,963
400,000	Class E Loan, 02/21/14 (b)	332,000
273,812	Nevada Land Group, LLC First Lien Initial Loan, PIK, 40.35%, 11/10/13	274,497
766,123	Second Lien Initial Loan, 10.00%, 11/12/13 (g)	768,039
280,618	Tamarack Resort, LLC Term Loan (f)	224,494
636,480	VML US Finance, LLC Term B Delayed Draw Project Loan, 5.04%, 05/25/12	620,479
1,101,914	Term B Funded Project Loan, 5.04%, 05/27/13	1,074,212
5,000,000	WAICCS Las Vegas 3 LLC Second Lien Term Loan (f)	25,000

		20,570,734

HEALTHCARE — 7.9%
12,366,302	CCS Medical, Inc. First Lien Term Loan, 9.00%, 03/31/15 (c)	11,253,335
4,205,459	Second Lien Term Loan, PIK, 11.00%, 03/31/16 (c)	3,637,722
4,615,219	Graceway Pharmaceuticals, LLC Mezzanine Loan, 10.10%, 11/01/13	830,739
588,225	HCA, Inc. Tranche A-1 Term Loan, 1.78%, 11/16/12	556,608
3,198,548	Tranche B-1 Term Loan, 2.78%, 11/18/13	3,019,877
15,836,598	LifeCare Holdings Term Loan, 4.59%, 08/10/12	14,569,670
757,143	MultiPlan, Inc. Incremental Term D Loan, 6.00%, 04/12/13	754,303
972,778	Rehabcare Group, Inc. Term Loan B, 6.00%, 11/24/15	969,251

		35,591,505

HOUSING — 2.7%
721,202	Custom Building Products, Inc. Term Loan, 5.75%, 03/19/15	715,793
4,000,000	EH/Transeastern, LLC/TE TOUSA Term Loan (d) (f)	—
1,142,857	Kyle Acquisition Group LLC Facility B (f)	112,383
857,143	Facility C, 07/20/11 (f)	84,287
457,440	Las Vegas Land Holdings, LLC Term Loan, 5.53%, 03/31/16	381,963
6 | See accompanying Notes to Financial Statements.

INVESTMENT PORTFOLIO (continued)

June 30, 2010	Highland Floating Rate Fund

Principal Amount ($)		Value ($)
US Senior Loans (continued)

HOUSING (continued)
4,843,945	LBREP/L-Suncal Master I, LLC First Lien Term Loan (f)	72,659
1,117,890	November 2005 Land Investors, LLC First Lien New Term Loan, 03/31/11 (f)	270,155
9,901,146	Pacific Clarion, LLC Term Loan (d) (f)	1,521,806
1,472,463	Roofing Supply Group, LLC Term Loan, 7.25%, 08/24/13	1,433,811
18,822,929	Westgate Investments, LLC Senior Secured Loan, 09/25/10 (f)	5,584,928
8,177,228	Third Lien Term Loan, 06/30/15 (f)	1,180,206
1,694,876	Withers Preserve MB-I B-Note (d) (f)	649,985

		12,007,976

INFORMATION TECHNOLOGY — 3.3%
421,463	Bridge Information Systems, Inc. Multidraw Term Loan (d) (f) (h)	—
6,951,916	CDW Corp. Term Loan, 4.35%, 10/10/14	6,094,710
888,258	Infor Enterprise Solutions Holdings, Inc. First Lien Extended Delayed Draw Term Loan, 6.10%, 07/28/15	828,301
1,702,494	First Lien Extended Initial U.S. Term Loan, 6.10%, 07/28/15	1,587,576
3,600,000	Kronos, Inc. Second Lien Term Loan, 6.28%, 06/11/15	3,366,018
1,795,500	RedPrairie Corp. Term Loan, 6.00%, 03/24/16	1,783,156
1,500,000	SSI Investments II LLC Term Loan, 6.50%, 05/30/17	1,492,268

		15,152,029

MANUFACTURING — 0.9%
2,000,000	Brand Energy & Infrastructure Services, Inc. Second Lien Term Loan, 6.45%, 02/07/15 (b)	1,790,000
2,525,345	Dana Holdings Corp. Term Advance, 4.62%, 01/30/15	2,438,221

		4,228,221

MEDIA/TELECOMMUNICATIONS — 0.2%
990,446	Entravision Communications Corp. Term Loan, 5.55%, 03/29/13	981,190

METALS/MINERALS — 0.5%
1,040,095	Euramax International, Inc. Domestic Term Loan (Cash Pay), 10.00%, 06/29/13	985,490
1,095,075	Domestic Term Loan, PIK, 3.00%, 06/29/13	1,037,584

		2,023,074

RETAIL — 3.3%
5,229,523	Burlington Coat Factory Warehouse Corp. Term Loan, 2.67%, 05/28/13	4,894,650
3,365,378	Guitar Center, Inc. Term Loan, 3.85%, 10/09/14	2,986,773
3,984,398	Michaels Stores, Inc. B-1 Term Loan, 2.76%, 10/31/13	3,702,642
1,082,120	B-2 Term Loan, 5.01%, 07/31/16	1,030,551
2,980,000	Spirit Finance Corp. Term Loan, 3.34%, 08/01/13	2,504,794

		15,119,410

SERVICE — 5.8%
500,000	Advantage Sales & Marketing, Inc. Second Lien Term Loan, 8.50%, 05/05/17	496,250
2,154,079	Audio Visual Services Group, Inc. Second Lien Term Loan, 6.04%, 08/28/14	834,706
1,989,796	CCS, Inc. Term Loan, 3.35%, 11/14/14	1,644,069
7,075,888	First Data Corp. Initial Tranche B-1 Term Loan, 3.10%, 09/24/14 (b)	5,971,412
901,982	NES Rentals Holdings, Inc. Second Lien Permanent Term Loan, 10.00%, 07/20/13	818,548
3,359,929	Sabre, Inc. Initial Term Loan, 2.34%, 09/30/14	2,993,848
639,901	Safety-Kleen Systems, Inc. Synthetic Letter of Credit Loan, 3.38%, 08/02/13	604,707
2,958,876	Term B Loan, 3.38%, 08/02/13	2,796,138
858,592	Thermo Fluids (Northwest), Inc. Tranche B Term Loan, 5.33%, 06/27/13	699,752
10,000,000	Travelport, LLC New Post-First Amendment & Restatement Synthetic Letter of Credit, 3.03%, 08/23/13	9,375,000

		26,234,430

TELECOMMUNICATIONS — 4.2%
7,215,918	Avaya, Inc. Term B-1 Loan, 3.26%, 10/24/14 (b)	6,190,934
3,066,772	Digicel International Finance, Ltd. U.S. Term Loan, 3.06%, 03/30/12	3,016,937
3,947,368	FairPoint Communications, Inc. B Term Loan, 03/31/15 (b) (f)	2,661,513
1,000,000	Knowledgepoint360 Group, LLC Second Lien Term Loan, 7.45%, 04/13/15	610,000
3,700,000	Level 3 Financing, Inc. Tranche A Term Loan, 2.55%, 03/13/14	3,295,905
1,000,000	Tranche B Term Loan, 11.50%, 03/13/14	1,076,875
1,995,000	U.S. Telepacific Corp. Term Loan Advance, 9.25%, 08/17/15	1,990,511

		18,842,675

See accompanying Notes to Financial Statements. | 7

INVESTMENT PORTFOLIO (continued)

June 30, 2010	Highland Floating Rate Fund

Principal Amount ($)		Value ($)
US Senior Loans (continued)

TRANSPORTATION — AUTOMOTIVE — 4.3%
1,971,322	Federal-Mogul Corp. Tranche B Term Loan, 2.29%, 12/29/14	1,730,249
1,005,777	Tranche C Term Loan, 2.29%, 12/28/15	882,780
4,934,765	Ford Motor Co. Tranche B-1 Term Loan, 3.33%, 12/15/13	4,678,181
9,274,638	Key Safety Systems, Inc. First Lien Term Loan, 2.60%, 03/08/14	7,958,845
2,000,000	Second Lien Term Loan, 5.35%, 09/08/14	1,025,000
1,870,952	Motor Coach Industries International, Inc. Second Lien Tranche A, 06/30/12 (f)	1,122,571
1,152,700	Second Lien Tranche B, 06/30/12 (f)	691,620
1,159,759	Remy International, Inc. First Lien Tranche B Term Loan, 5.96%, 12/06/13	1,148,161

		19,237,407

TRANSPORTATION — LAND TRANSPORTATION — 0.3%
553,851	SIRVA Worldwide, Inc. Revolving Credit Loan (Exit Finance), PIK, 11.63%, 05/12/12 (e)	379,388
2,022,488	Second Lien Term Loan, 12.00%, 05/12/15	556,184
855,980	Term Loan (Exit Finance), PIK, 10.53%, 05/12/12	620,585

		1,556,157

UTILITY — 3.0%
25,431	Coleto Creek Power, LP First Lien Synthetic Letter of Credit, 3.28%, 06/28/13	22,951
331,300	First Lien Term Loan, 3.24%, 06/28/13	298,419
4,800,000	Second Lien Term Loan, 4.35%, 06/28/13	3,873,600
3,372,645	Entegra TC, LLC Third Lien Term Loan, PIK, 6.53%, 10/19/15	1,696,441
1,762,115	GBGH, LLC First Lien Term Loan, 4.00%, 06/09/13 (d)	1,436,300
599,090	Second Lien Term Loan, PIK, 12.00%, 06/09/14 (d) (g)	—
275,103	Mach Gen, LLC First Lien Synthetic Letter of Credit Loan, 2.53%, 02/22/13	255,502
498,718	Texas Competitive Electric Holdings Co., LLC Initial Tranche B-1 Term Loan, 3.85%, 10/10/14	370,485
7,863,685	Initial Tranche B-2 Term Loan, 3.98%, 10/10/14	5,841,735

		13,795,433

	Total US Senior Loans (Cost $569,544,756)	327,976,773

Principal Amount		Value ($)
Foreign Denominated Senior Loans (a) — 15.6%

AUSTRALIA — 4.1%
AUD
2,790,881	PBL Media Group Ltd. Facility A Term Loan, 6.88%, 12/31/12	2,050,871
12,375,240	Facility B Tranche 1 Term Loan, 7.13%, 02/07/13	8,905,761
9,640,647	SMG H5 Pty., Ltd. Facility A Term Loan, 7.12%, 12/24/12	7,471,195

		18,427,827

AUSTRIA — 0.4%
EUR
6,021,017	Sacher Funding Ltd. Euro Term Loan, 05/14/14 (f)	1,978,531

GERMANY — 0.1%
EUR
625,000	CBR Fashion GmbH Second Lien Facility, 4.47%, 10/19/16	602,883
379,669	Schieder Mobel Holding, GmbH Delayed Draw Term Loan, 07/20/10 (d) (f)	90,407

		693,290

SPAIN — 1.4%
EUR
3,166,667	Grupo Gasmedi, S.L. Second Lien Tranche E Term Loan, 5.46%, 02/11/16	3,064,303
1,409,008	Tranche B Term Loan, 3.21%, 08/11/14	1,605,088
1,409,008	Tranche C Term Loan, 3.71%, 08/11/15	1,605,088
2,908,210	Maxi PIX Sarl Euro Term Loan, PIK, 8.70%, 05/31/16	53,488

		6,327,967

UNITED KINGDOM — 7.6%
GBP
3,131,600	Airport Development & Investment Ltd. Second Lien Facility, 4.85%, 04/07/11	4,497,809
714,753	All3Media Intermediate Ltd. Facility B1, 3.02%, 08/31/14	957,068
2,585,073	Facility C, 3.59%, 08/31/15	3,461,461
3,000,000	Facility D, 5.46%, 02/29/16	3,411,131
4,199,192	Mezzanine Loan, PIK, 9.71%, 08/31/16	4,554,779
1,875,035	Henson No. 4 Ltd. Facility B, 4.66%, 10/30/13	2,391,483
1,875,035	Facility C, 5.16%, 02/03/15	2,405,509
1,000,000	Highland Acquisitions Ltd. Facility B, 3.45%, 12/31/14	1,312,837
8 | See accompanying Notes to Financial Statements.

INVESTMENT PORTFOLIO (continued)

June 30, 2010	Highland Floating Rate Fund

Principal Amount		Value ($)
Foreign Denominated Senior Loans (continued)

UNITED KINGDOM (continued)
GBP
1,000,000	Highland Acquisitions Ltd. (continued) Facility C, 3.95%, 12/31/15	1,320,317
1,193,140	Mezzanine Facility, PIK, 10.70%, 12/29/16	1,539,622
3,125,000	Towergate Partnership Ltd. Facility A, 3.08%, 10/31/12	4,254,563
3,125,000	Facility B, 3.57%, 10/31/13	4,254,563

		34,361,142

UNITED STATES — 2.0%
EUR
1,865,464	Infor Enterprise Solutions Holdings, Inc. First Lien Extended Initial Euro Term Loan, 6.18%, 07/28/15	2,106,019

GBP
1,206,250	Aramark Corp. U.K. Term Loan, 2.86%, 01/26/14	1,732,495
1,578,465	Knowledgepoint360 Group, LLC First Lien U.K. Term Loan, 3.95%, 04/13/14	1,889,246
2,367,993	PlayPower, Inc. Tranche B Sterling Term Loan, 6.18%, 06/30/12	3,347,926

		6,969,667

	Total Foreign Denominated Senior Loans (Cost $103,667,216)	70,864,443

Principal Amount ($)
Asset-Backed Securities (i) (j) — 3.4%
2,000,000	ABCLO, Ltd. Series 2007-1A, Class C, 2.15%, 04/15/21 (d)	991,194
4,800,000	ACA CLO, Ltd. Series 2006-2A, Class B, 1.03%, 01/20/21	2,832,000
1,000,000	Series 2007-1A, Class D, 2.65%, 06/15/22	455,000
1,000,000	Babson CLO, Ltd. Series 2007-1A, Class C, 1.55%, 01/18/21	452,160
1,000,000	Series 2007-2A, Class D, 2.00%, 04/15/21	525,000
1,000,000	Cent CDO, Ltd. Series 2007-14A, Class D, 1.60%, 04/15/21	522,500
1,000,000	Series 2007-15A, Class C, 2.79%, 03/11/21	496,570
2,000,000	Columbus Nova CLO, Ltd. Series 2007-1A, Class D, 1.79%, 05/16/19	1,030,000
2,500,000	Cornerstone CLO, Ltd. Series 2007-1A, Class C, 2.70%, 07/15/21	1,381,250
847,661	Goldman Sachs Asset Management CLO, PLC, Series 2007-1A, Class E, 5.34%, 08/01/22	415,354
1,000,000	GSC Partners CDO Fund, Ltd., Series 2007-8A, Class C, 1.78%, 04/17/21	349,890
1,000,000	Gulf Stream Sextant CLO, Ltd. Series 2007-1A, Class D, 2.94%, 06/17/21	480,000
1,000,000	ING Investment Management Series 2006-3A, Class C, 1.75%, 12/13/20	510,000
3,000,000	Madison Park Funding Ltd. Series 2007-5A, Class C, 1.96%, 02/26/21	1,376,730
835,038	Navigator CDO, Ltd. Series 2006-2A, Class D, 4.04%, 09/20/20	313,636
1,622,089	Ocean Trails CLO Series 2007-2A, Class D, 4.80%, 06/27/22	697,498
826,734	PPM Grayhawk CLO, Ltd. Series 2007-1A, Class D, 3.90%, 04/18/21	379,000
1,889,756	Primus CLO, Ltd. Series 2007-2A, Class E, 5.05%, 07/15/21	793,697
1,000,000	Stanfield Daytona CLO, Ltd. Series 2007-1A, Class B1L, 1.67%, 04/27/21	500,000
2,000,000	Stone Tower CLO, Ltd. Series 2007-6A, Class C, 1.65%, 04/17/21	1,010,000

	Total Asset-Backed Securities (Cost $21,981,684)	15,511,479

Corporate Notes and Bonds — 1.8%

CHEMICALS — 1.8%
7,600,205	Lyondell Chemical Co. 11.00%, 05/01/18	8,189,221

	Total Corporate Notes and Bonds (Cost $7,924,278)	8,189,221

Claims (d) (k) — 0.0%

RETAIL — 0.0%
28,851,468	Home Interiors & Gifts, Inc. Proof of Claims	49,047

	Total Claims (Cost $26,925,174)	49,047

Shares
Common Stocks (k) — 4.8%

BROADCASTING — 3.2%
152,363	Communications Corp. of America (c) (d)	—
7,205	Young Broadcasting, Inc. (d)	14,581,479

		14,581,479

See accompanying Notes to Financial Statements. | 9

INVESTMENT PORTFOLIO (continued)

June 30, 2010	Highland Floating Rate Fund

Shares		Value ($)
Common Stocks (continued)

CHEMICALS — 0.3%
33,594	Lyondell Chemical Co., Class A	557,240
30,786	Lyondell Chemical Co., Class B	510,663
20,650	Panda Hereford Ethanol, L.P.	309,750

		1,377,653

ENERGY — 0.2%
427,210	Value Creation, Inc.	854,420

GAMING/LEISURE — 0.3%
4	Nevada Land Group, LLC (d)	1,089,655

HEALTHCARE — 0.5%
82,441	CCS Medical, Inc. (c)	2,184,687

HOUSING — 0.1%
880,996	Las Vegas Land Holdings, LLC	308,349

METALS/MINERALS — 0.2%
6,158	Euramax International, Inc. (d)	1,069,090

TRANSPORTATION — LAND TRANSPORTATION — 0.0%
10,048	SIRVA Worldwide, Inc. (d)	188,098

UTILITY — 0.0%
132,930	Entegra TC, LLC	59,819
3,178	GBGH, LLC (d)	—

		59,819

	Total Common Stocks (Cost $26,093,179)	21,713,250

Warrants — 0.0%

BROADCASTING — 0.0%
6	Young Broadcasting, Inc. expires 12/24/24 (c) (d)	12,143

	Total Warrants (Cost $12,563)	12,143

Total Investments — 98.0% (Cost of $756,148,850) (l)		444,316,356

Other Assets & Liabilities, Net — 2.0%		9,096,725

Net Assets — 100.0%		$453,413,081

(a)	Senior loans (also called bank loans, leveraged loans, or floating rate loans) in the Fund invests generally pay interest at rates which are periodically determined by reference to a base lending rate plus a spread. (Unless otherwise identified by footnote (f), all senior loans carry a variable rate interest.) These base lending rates are generally (i) the Prime Rate offered by one or more major United States banks, (ii) the lending rate offered by one or more European banks such as the London Interbank Offered Rate (“LIBOR”) or (iii) the Certificate of Deposit rate. Rate shown represents the weighted average rate at June 30, 2010. Senior loans, while exempt from registration under the Securities Act of 1933 (the “1933 Act”), contain certain restrictions on resale and cannot be sold publicly. Senior secured floating rate loans often require prepayments from excess cash flow or permit the borrower to repay at its election. The degree to which borrowers repay, whether as a contractual requirement or at their election, cannot be predicted with accuracy. As a result, the actual remaining maturity may be substantially less than the stated maturity shown.

(b)	All or a portion of this position has not settled. Full contract rates do not take effect until settlement date.

(c)	Affiliated issuer. See Note 10.

(d)	Represents fair value as determined by the Fund’s Board of Trustees (the “Board”), or its designee in good faith, pursuant to the policies and procedures approved by the Board. Securities with a total aggregate market value of $66,678,827, or 14.7% of net assets, were fair valued as of June 30, 2010.

(e)	Senior Loan Notes have additional unfunded loan commitments. See Note 9.

(f)	The issuer is, or is in danger of being, in default of its payment obligation. Income is not being accrued.

(g)	Fixed rate senior loan.

(h)	Senior loan held on participation.

(i)	Floating rate asset. The interest rate shown reflects the rate in effect at June 30, 2010.

(j)	Securities exempt from registration under Rule 144A of the 1933 Act. These securities may only be resold, in transactions exempt from registration, to qualified institutional buyers. At June 30, 2010, these securities amounted to $15,511,479 or 3.4% of net assets.

(k)	Non-income producing security.

(l)	Cost for U.S. federal income tax purposes is $758,259,276.

AUD	Australian Dollar

EUR	Euro Currency

GBP	Great Britain Pound

CDO	Collateralized Debt Obligation

CLO	Collateralized Loan Obligation

DIP	Debtor-in-Possession

PIK	Payment-in-Kind
10 | See accompanying Notes to Financial Statements.

INVESTMENT PORTFOLIO (continued)

June 30, 2010	Highland Floating Rate Fund
Forward foreign currency contracts outstanding as of June 30, 2010 were as follows:

		Principal
Contracts		Amount		Net
to Buy or		Covered by		Unrealized
to Sell	Currency	Contracts	Expiration	Appreciation*

Sell	EUR	12,320,000	08/04/10	$2,112,690
Sell	GBP	9,748,600	08/04/10	980,828
Sell	GBP	18,020,000	11/12/10	(599,531)

				$2,493,987

*	The primary risk exposure is foreign exchange contracts (See Notes 2 and 12).
Foreign Denominated Senior Loans
Industry Concentration Table:
(% of Net Assets)

Diversified Media	4.1%
Broadcasting	2.7%
Financial	2.3%
Retail	2.1%
Healthcare	1.4%
Aerospace	1.0%
Consumer Durables	0.7%
Information Technology	0.5%
Telecommunications	0.4%
Food/Tobacco	0.4%

Total	15.6%

See accompanying Notes to Financial Statements. | 11

STATEMENT OF ASSETS AND LIABILITIES

June 30, 2010	Highland Floating Rate Fund

	($)

Assets:
Unaffiliated issuers, at value (cost $699,881,832)	405,759,986
Affiliated issuers, at value (cost $56,267,018) (Note 10)	38,556,370

Total investments, at value (cost $756,148,850)	444,316,356
Cash and foreign currency*	11,589,698
Net unrealized appreciation on forward foreign currency contracts	3,093,518
Receivable for:
Investments sold	16,866,015
Dividend and interest receivable	2,764,942
Fund shares sold	202,063
Prepaid litigation fee	295,342
Other assets	17,287

Total assets	479,145,221

Liabilities:
Net discount and unrealized appreciation/(depreciation) on unfunded transactions (Note 9)	323,419
Net unrealized depreciation on forward foreign currency contracts	599,531
Payables for:
Distributions	625,505
Investments purchased	22,873,217
Investment advisory fee payable (Note 4)	254,686
Administration fee (Note 4)	78,365
Trustees’ fees (Note 4)	41,000
Service and distribution fees (Note 4)	238,081
Commitment fee payable (Note 8)	8,716
Accrued expenses and other liabilities	689,620

Total Liabilities	25,732,140

Net Assets	453,413,081

Composition of Net Assets:
Par value (Note 1)	72,247
Paid-in capital	1,088,574,253
Overdistributed net investment income (Note 3)	(4,159,170)
Accumulated net realized gain/(loss) from investments, forward foreign currency contracts and foreign currency transactions	(320,834,388)
Net unrealized appreciation/(depreciation) on investments, unfunded transactions, forward currency contracts and translation of assets and liabilities denominated in foreign currency	(310,239,861)

Net Assets	453,413,081

Class A
Net assets	161,221,716
Shares outstanding (unlimited authorization)	25,680,586
Net asset value per share (Net assets/shares outstanding)	6.28	(a)
Maximum offering price per share (100 / 96.50 of $6.28)	6.51	(b)

Class B
Net assets	12,067,400
Shares outstanding (unlimited authorization)	1,924,807
Net asset value and offering price per share (Net assets/shares outstanding)	6.27	(a)

Class C
Net assets	248,873,356
Shares outstanding (unlimited authorization)	39,661,567
Net asset value and offering price per share (Net assets/shares outstanding)	6.27	(a)

Class Z
Net assets	31,250,609
Shares outstanding (unlimited shares authorized)	4,980,161
Net asset value, offering and redemption price per share (Net assets/shares outstanding)	6.28

*	Foreign currency held at cost is $67,051.

(a)	Redemption price per share is equal to net asset value less any applicable contingent deferred sales charge.

(b)	On sales of $100,000 or more, the offering price is reduced.
12 | See accompanying Notes to Financial Statements.

STATEMENT OF OPERATIONS
Highland Floating Rate Fund

	Ten Months
	Ended	Year Ended
	June 30, 2010	August 31, 2009
	($)	($)
Investment Income:
Interest from unaffiliated issuers	23,733,917	57,764,053
Interest from affiliated issuer (Note 10)	303,043	371,558

Total investment income	24,036,960	58,135,611

Expenses:
Investment advisory fees (Note 4)	2,849,945	4,838,233
Administration fees (Note 4)	876,906	1,491,210
Accounting service fees	151,235	219,205
Distribution fee: (Note 4)
Class A	156,335	275,630
Class B	56,891	144,241
Class C	1,424,368	2,230,665
Service fee: (Note 4)
Class A	390,836	689,076
Class B	31,606	80,134
Class C	593,487	929,444
Transfer agent fee	806,492	878,148
Trustees’ fees (Note 4)	177,676	203,058
Custodian fees	51,684	84,853
Registration fees	35,506	56,879
Reports to shareholders	277,965	381,555
Audit fees	93,695	89,500
Legal fees	1,201,215	807,023
Insurance expenses	168,963	117,881
Interest expense (Note 8)	375	6,945
Commitment and upfront fee expenses (Note 8)	150,904	300,713
Litigation expense	104,658	—
Other expenses	92,681	314,037

Net operating expenses	9,693,423	14,138,430

Fees and expenses waived or reimbursed by Investment Adviser (Note 4)	—	(75,133)

Net expenses	9,693,423	14,063,297

Net investment income	14,343,537	44,072,314

Net Realized and Unrealized Gain/(Loss) on Investments:
Net realized gain/(loss) on investments from unaffiliated issuers	(37,717,046)	(208,565,796)
Net realized gain/(loss) on forward foreign currency contracts(1)	1,477,962	38,119,067
Net realized gain/(loss) on foreign currency transactions	243,284	(12,660,388)
Net change in unrealized appreciation/(depreciation) on investments	65,121,530	(119,240,221)
Net change in unrealized appreciation/(depreciation) on unfunded transactions (Note 9)	222,847	239,433
Net change in unrealized appreciation/(depreciation) on forward foreign currency contracts(1)	5,064,935	(16,626,565)
Net change in unrealized appreciation/(depreciation) on translation of assets and liabilities denominated in foreign currency	(416,833)	1,026,873

Net realized and unrealized gain/(loss) on investments	33,996,679	(317,707,597)

Net increase/(decrease) in net assets	48,340,216	(273,635,283)

(1)	The primary risk exposure is foreign exchange contracts (See Notes 2 and 12).
See accompanying Notes to Financial Statements. | 13

STATEMENTS OF CHANGES IN NET ASSETS
Highland Floating Rate Fund

	Ten Months
	Ended	Year Ended	Year Ended
	June 30, 2010	August 31, 2009	August 31, 2008
	($)	($)	($)
Increase/(Decrease) in Net Assets:

From Operations
Net investment income	14,343,537	44,072,314	114,155,344
Net realized gain/(loss) on investments, forward foreign currency contracts and foreign currency transactions	(35,995,800)	(183,107,117)	(83,725,992)
Net change in unrealized appreciation/(depreciation) on investments, unfunded transactions, forward foreign currency contracts and translation of assets and liabilities denominated in foreign currency	69,992,479	(134,600,480)	(173,029,706)

Net increase/(decrease) in net assets from operations	48,340,216	(273,635,283)	(142,600,354)

Distributions Declared to Shareholders
From net investment income:
Class A	(2,579,408)	(27,054,721)	(45,875,769)
Class B	(190,494)	(3,171,260)	(6,117,006)
Class C	(3,385,780)	(34,673,576)	(48,402,770)
Class Z	(576,124)	(6,903,087)	(13,982,101)

Total distributions from net investment income	(6,731,806)	(71,802,644)	(114,377,646)

From return of capital:
Class A	(3,238,704)	—	—
Class B	(238,339)	—	—
Class C	(4,250,376)	—	—
Class Z	(724,313)	—	—

Total distributions from return of capital	(8,451,732)	—	—

Total distributions declared to shareholders	(15,183,538)	(71,802,644)	(114,377,646)

Share Transactions

Class A
Subscriptions	12,062,171	38,704,218	173,305,724
Distributions reinvested	2,878,932	14,260,548	21,495,858
Redemptions	(86,514,885)	(189,510,081)	(537,929,077)

Net decrease	(71,573,782)	(136,545,315)	(343,127,495)

Class B
Subscriptions	9,134	645,806	120,075
Distributions reinvested	249,330	1,885,709	3,676,392
Redemptions	(9,467,416)	(32,757,532)	(45,523,266)

Net decrease	(9,208,952)	(30,226,017)	(41,726,799)

Class C
Subscriptions	7,513,813	13,569,281	79,685,545
Distributions reinvested	3,706,643	16,182,887	22,545,251
Redemptions	(98,109,493)	(156,492,881)	(306,900,082)

Net decrease	(86,889,037)	(126,740,713)	(204,669,286)

Class Z
Subscriptions	1,436,979	5,241,711	35,791,872
Distributions reinvested	412,650	2,194,780	4,860,149
Redemptions	(19,243,528)	(51,422,068)	(234,090,910)

Net decrease	(17,393,899)	(43,985,577)	(193,438,889)

Net decrease from share transactions	(185,065,670)	(337,497,622)	(782,962,469)

Total decrease in net assets	(151,908,992)	(682,935,549)	(1,039,940,469)

Net Assets
Beginning of period	605,322,073	1,288,257,622	2,328,198,091

End of period (including overdistributed net investment income of $(4,159,170), $(9,976,234) and $(6,006,051), respectively)	453,413,081	605,322,073	1,288,257,622

14 | See accompanying Notes to Financial Statements.

STATEMENTS OF CHANGES IN NET ASSETS (continued)
Highland Floating Rate Fund

	Ten Months
	Ended	Year Ended	Year Ended
	June 30, 2010	August 31, 2009	August 31, 2008
Change in Shares

Class A
Subscriptions	1,951,303	6,282,589	19,008,681
Issued for distributions reinvested	459,691	2,474,019	2,387,245

Redemptions	(14,114,976)	(29,534,277)	(59,321,594)
Net decrease	(11,703,982)	(20,777,669)	(37,925,668)

Class B
Subscriptions	1,459	92,142	13,454
Issued for distributions reinvested	39,924	326,260	407,732
Redemptions	(1,544,602)	(5,152,450)	(5,077,429)

Net decrease	(1,503,219)	(4,734,048)	(4,656,243)

Class C
Subscriptions	1,204,199	2,292,881	8,658,585
Issued for distributions reinvested	592,361	2,813,560	2,505,716
Redemptions	(15,931,932)	(25,017,909)	(34,088,422)

Net decrease	(14,135,372)	(19,911,468)	(22,924,121)

Class Z
Subscriptions	231,702	860,053	3,961,872
Issued for distributions reinvested	65,943	379,342	532,609
Redemptions	(3,132,468)	(8,480,241)	(25,349,655)

Net decrease	(2,834,823)	(7,240,846)	(20,855,174)
See accompanying Notes to Financial Statements. | 15

STATEMENT OF CASH FLOWS
Highland Floating Rate Fund

	Ten Months
	Ended	Year Ended
	June 30, 2010	August 31, 2009
	($)	($)
Cash Flows Provided by Operating Activities
Net investment income	14,343,537	44,072,314

Adjustments to Reconcile Net Investment Income to Net Cash and Foreign Currency Provided by Operating Activities
Purchase of investment securities	(296,010,133)	(179,195,744)
Proceeds from disposition of investment securities	408,677,894	518,707,882
Decrease in receivable for investments sold	13,256,126	37,176,026
Decrease in interest and fees receivable	1,924,932	9,841,334
Increase in prepaid litigation fees	(295,342)	—
(Increase)/decrease in other assets	287,856	(148,314)
Net amortization/(accretion) of premium/(discount)	(3,166,756)	(3,791,406)
Effect of exchange rate changes on cash	(173,549)	1,026,873
Net realized gain/(loss) on forward foreign currency contracts	1,477,962	25,458,679
Increase/(decrease) in payable for investments purchased	6,291,960	(44,333,572)
Decrease in payables to related parties	(34,770)	(771,620)
Increase/(decrease) in other expenses and liabilities	270,735	(345,390)

Net cash and foreign currency flow provided by operating activities	146,850,452	407,697,062

Cash Flows Used in FInancing Activities
Decrease in notes payable	—	(11,086)
Proceeds from shares sold	21,206,612	60,887,904
Payment of shares redeemed	(213,335,322)	(430,188,248)
Distributions paid in cash	(8,026,307)	(40,133,973)

Net cash flow used in financing activities	(200,155,017)	(409,445,403)

Net decrease in cash and foreign currency	(53,304,565)	(1,748,341)

Cash and Foreign Currency
Beginning of the period	64,894,263	66,642,604

End of the period	11,589,698	64,894,263

Supplemental disclosure of cash flow information:
Cash paid during the period for interest and commitment fees	142,563	6,945

16 | See accompanying Notes to Financial Statements.

FINANCIAL HIGHLIGHTS
Highland Floating Rate Fund
Selected data for a share outstanding throughout each period is as follows:

	Ten Months Ended
	June 30,		Years Ended August 31,
Class A Shares	2010		2009	2008	2007		2006	2005

Net Asset Value, Beginning of Period	$5.91		$8.31	$9.65	$9.95		$9.88	$9.80

Income from Investment Operations:
Net investment income(a)	0.18		0.37	0.63	0.75		0.70	0.49
Net realized and unrealized gain/(loss)(a)	0.38		(2.19)	(1.36)	(0.29)		0.07	0.08

Total from investment operations	0.56		(1.82)	(0.73)	0.46		0.77	0.57

Less Distributions Declared to Shareholders:
From net investment income	(0.08)		(0.58)	(0.61)	(0.76)		(0.70)	(0.49)
From return of capital	(0.11)		—	—	—		—	—

Total distributions declared to shareholders	(0.19)		(0.58)	(0.61)	(0.76)		(0.70)	(0.49)

Net Asset Value, End of Period	$6.28		$5.91	$8.31	$9.65		$9.95	$9.88
Total return(b)	9.54	%(c)	(21.44)%	(7.62)%	4.28	%(d)	8.18%	5.93%

Ratios to Average Net Assets/ Supplemental Data:
Net assets, end of period (000’s)	$161,222		$221,017	$483,320	$926,800		$732,767	$355,998
Total expenses excluding interest expense	1.93%		1.66%	1.42%	1.12%		1.18%	1.23%
Interest expense and commitment fee	0.02%		— (e)	0.01%	0.03%		0.04%	0.05%
Waiver/reimbursement	—		(0.01)%	(0.01)%	—		(0.01)%	(0.08)%
Net expenses including interest expense(f)	1.95%		1.65%	1.42%	1.15%		1.21%	1.20%
Net investment income	3.53%		6.14%	6.92%	7.55%		7.08%	5.05%
Portfolio turnover rate	60	%(c)	27%	24%	86%		64%	75%

(a)	Per share data was calculated using average shares outstanding during the period.

(b)	Total return is at net asset value assuming all distributions are reinvested and no initial sales charge or contingent deferred sales charge (“CDSC”). For periods with waivers/reimbursements, had the Fund’s investment adviser not waived or reimbursed a portion of expenses, total return would have been reduced.

(c)	Not annualized.

(d)	A late audit adjustment was made to net asset value, however, performance was not recalculated using the adjusted net asset value. Rather total return is calculated using the net asset value used for trading at the close of business on August 31, 2007.

(e)	Rounds to less than 0.01%.

(f)	Net expense ratio has been calculated after applying any waiver/reimbursement, if applicable.
See accompanying Notes to Financial Statements. | 17

FINANCIAL HIGHLIGHTS
Highland Floating Rate Fund
Selected data for a share outstanding throughout each period is as follows:

	Ten Months Ended
	June 30,		Years Ended August 31,
Class B Shares	2010		2009	2008	2007	2006	2005

Net Asset Value, Beginning of Period	$5.91		$8.30	$9.64	$9.95	$9.87	$9.80

Income from Investment Operations:
Net investment income(a)	0.16		0.36	0.59	0.72	0.67	0.46
Net realized and unrealized gain/(loss)(a)	0.37		(2.19)	(1.35)	(0.31)	0.08	0.06

Total from investment operations	0.53		(1.83)	(0.76)	0.41	0.75	0.52

Less Distributions Declared to Shareholders:
From net investment income	(0.07)		(0.56)	(0.58)	(0.72)	(0.67)	(0.45)
From return of capital	(0.10)		—	—	—	—	—

Total distributions declared to shareholders	(0.17)		(0.56)	(0.58)	(0.72)	(0.67)	(0.45)

Net Asset Value, End of Period	$6.27		$5.91	$8.30	$9.64	$9.95	$9.87
Total return(b)	9.06	%(c)	(21.61)%	(8.05)%	4.03%	7.82%	5.46%

Ratios to Average Net Assets/ Supplemental Data:
Net assets, end of period (000’s)	$12,067		$20,246	$67,784	$123,580	$150,922	$169,780
Total expenses excluding interest expense	2.28%		2.01%	1.77%	1.47%	1.53%	1.58%
Interest expense and commitment fee	0.02%		— (d)	0.01%	0.03%	0.04%	0.05%
Waiver/reimbursement	—		(0.01)%	(0.01)%	—	(0.01)%	(0.08)%
Net expenses including interest expense(e)	2.30%		2.00%	1.77%	1.50%	1.56%	1.55%
Net investment income	3.18%		5.79%	6.57%	7.20%	6.73%	4.70%
Portfolio turnover rate	60	%(c)	27%	24%	86%	64%	75%

(a)	Per share data was calculated using average shares outstanding during the period.

(b)	Total return is at net asset value assuming all distributions are reinvested and no CDSC. For periods with waivers/reimbursements, had the Fund’s investment adviser not waived or reimbursed a portion of expenses, total return would have been reduced.

(c)	Not annualized.

(d)	Rounds to less than 0.01%.

(e)	Net expense ratio has been calculated after applying any waiver/reimbursement, if applicable.
18 | See accompanying Notes to Financial Statements.

FINANCIAL HIGHLIGHTS
Highland Floating Rate Fund
Selected data for a share outstanding throughout each period is as follows:

	Ten Months Ended
	June 30,		Years Ended August 31,
Class C Shares	2010		2009	2008	2007	2006	2005

Net Asset Value, Beginning of Period	$5.91		$8.30	$9.64	$9.95	$9.87	$9.80

Income from Investment Operations:
Net investment income(a)	0.16		0.34	0.58	0.70	0.65	0.45
Net realized and unrealized gain/(loss)(a)	0.37		(2.18)	(1.35)	(0.30)	0.08	0.06

Total from investment operations	0.53		(1.84)	(0.77)	0.40	0.73	0.51

Less Distributions Declared to Shareholders:
From net investment income	(0.08)		(0.55)	(0.57)	(0.71)	(0.65)	(0.44)
From return of capital	(0.09)		—	—	—	—	—

Total distributions declared to shareholders	(0.17)		(0.55)	(0.57)	(0.71)	(0.65)	(0.44)

Net Asset Value, End of Period	$6.27		$5.91	$8.30	$9.64	$9.95	$9.87
Total return(b)	8.92	%(c)	(21.73)%	(8.19)%	3.87%	7.65%	5.30%

Ratios to Average Net Assets/ Supplemental Data:
Net assets, end of period (000’s)	$248,873		$317,889	$612,137	$931,623	$627,964	$366,841
Total expenses excluding interest expense	2.43%		2.16%	1.92%	1.62%	1.68%	1.73%
Interest expense and commitment fee	0.02%		— (d)	0.01%	0.03%	0.04%	0.05%
Waiver/reimbursement	—		(0.01)%	(0.01)%	—	(0.01)%	(0.08)%
Net expenses including interest expense(e)	2.45%		2.15%	1.92%	1.65%	1.71%	1.70%
Net investment income	3.03%		5.64%	6.42%	7.05%	6.58%	4.55%
Portfolio turnover rate	60	%(c)	27%	24%	86%	64%	75%

(a)	Per share data was calculated using average shares outstanding during the period.

(b)	Total return is at net asset value assuming all distributions are reinvested and no CDSC. For periods with waivers/reimbursements, had the Fund’s investment adviser not waived or reimbursed a portion of expenses, total return would have been reduced.

(c)	Not annualized.

(d)	Rounds to less than 0.01%.

(e)	Net expense ratio has been calculated after applying any waiver/reimbursement, if applicable.
See accompanying Notes to Financial Statements. | 19

FINANCIAL HIGHLIGHTS
Highland Floating Rate Fund
Selected data for a share outstanding throughout each period is as follows:

	Ten Months Ended
	June 30,		Years Ended August 31,
Class Z Shares	2010		2009	2008	2007	2006	2005

Net Asset Value, Beginning of Period	$5.91		$8.30	$9.64	$9.95	$9.87	$9.80

Income from Investment Operations:
Net investment income(a)	0.20		0.40	0.66	0.79	0.74	0.53
Net realized and unrealized gain/(loss)(a)	0.38		(2.19)	(1.36)	(0.31)	0.08	0.06

Total from investment operations	0.58		(1.79)	(0.70)	0.48	0.82	0.59

Less Distributions Declared to Shareholders:
From net investment income	(0.09)		(0.60)	(0.64)	(0.79)	(0.74)	(0.52)
From return of capital	(0.12)		—	—	—	—	—

Total distributions declared to shareholders	(0.21)		(0.60)	(0.64)	(0.79)	(0.74)	(0.52)

Net Asset Value, End of Period	$6.28		$5.91	$8.30	$9.64	$9.95	$9.87
Total return(b)	9.84	%(c)	(21.06)%	(7.40)%	4.75%	8.57%	6.20%

Ratios to Average Net Assets/ Supplemental Data:
Net assets, end of period (000’s)	$31,251		$46,170	$125,017	$346,195	$225,284	$192,482
Total expenses excluding interest expense	1.58%		1.31%	1.07%	0.77%	0.83%	0.88%
Interest expense and commitment fee	0.02%		— (d)	0.01%	0.03%	0.04%	0.05%
Waiver/reimbursement	—		(0.01)%	(0.01)%	—	(0.01)%	(0.08)%
Net expenses including interest expense(e)	1.60%		1.30%	1.07%	0.80%	0.86%	0.85%
Net investment income	3.88%		6.49%	7.27%	7.90%	7.43%	5.40%
Portfolio turnover rate	60	%(c)	27%	24%	86%	64%	75%

(a)	Per share data was calculated using average shares outstanding during the period.

(b)	Total return is at net asset value assuming all distributions are reinvested. For periods with waivers/reimbursements, had the Fund’s investment adviser not waived or reimbursed a portion of expenses, total return would have been reduced.

(c)	Not annualized.

(d)	Rounds to less than 0.01%.

(e)	Net expense ratio has been calculated after applying any waiver/reimbursement, if applicable.
20 | See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

June 30, 2010	Highland Floating Rate Fund
Note 1. Organization
Highland Floating Rate Fund (the “Fund”) is a Delaware statutory trust that is successor in interest to a Massachusetts business trust of the same name and is registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), as a continuously offered, non-diversified, closed-end management investment company. On March 22, 2010, the Board of Trustees approved a change in the Funds’ fiscal year end from August 31 to June 30.
Investment Objective
The Fund seeks a high level of current income, consistent with preservation of capital.
Fund Shares
The Fund may issue an unlimited number of shares with par value $0.001 per share and continuously offers three classes of shares: Class A, Class C and Class Z. The Fund has discontinued selling Class B Shares to new and existing investors, although existing investors may still reinvest distributions in Class B Shares. Class A shares are sold with a front-end sales charge. Class A, Class B and Class C shares may be subject to a contingent deferred sales charge (“CDSC”). Class Z shares are sold only to certain eligible investors. Certain share classes have their own sales charge and bear class-specific expenses, which include distribution fees and service fees.
Note 2. Significant Accounting Policies
The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements.
Use of Estimates
The Fund’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ materially.
Fund Valuation
The net asset value (“NAV”) of the Fund’s Shares is calculated daily in accordance with procedures approved by the Board of Trustees (the “Board” or “Trustees”). The NAV per share of each class of the Fund’s shares is calculated by dividing the value of the Fund’s net assets attributable to each class of shares by the total number of Shares of the class outstanding.
Valuation of Investments
In computing the Fund’s net assets, securities with readily available market quotations use those quotations for valuation. Securities where there are no readily available market quotations, will be valued at the mean between the most recently quoted bid and asked prices provided by the principal market makers. If there is more than one such principal market maker, the value shall be the average of such means. Securities without a sale price or quotations from principal market makers on the valuation day may be priced by an independent pricing service. Generally, the Fund’s loan and bond positions are not traded on exchanges and consequently are valued based on a mean of the bid and ask price from the third-party pricing services or broker-dealer sources that Highland Capital Management, L.P. (the “Investment Adviser”) has determined generally has the capability to provide appropriate pricing services and has been approved by the Trustees.
Securities for which market quotations are not readily available, or for which the Fund has determined the price received from a pricing service or broker-dealer is “stale” or otherwise does not represent fair value (including when events materially affect the value of securities that occur between the time when market price is determined and calculation of the Fund’s NAV), will be valued by the Fund at fair value, as determined by the Board or its designee in good faith in accordance with procedures approved by the Board, taking into account factors reasonably determined to be relevant, including: (i) the fundamental analytical data relating to the investment; (ii) the nature and duration of restrictions on disposition of the securities; and (iii) an evaluation of the forces that influence the market in which these securities are purchased and sold. In these cases, the Fund’s NAV will reflect the affected portfolio securities’ fair value as determined in the judgment of the Board or its designee instead of being determined by the market. Using a fair value pricing methodology to value securities may result in a value that is different from a security’s most recent sale price and from the prices used by other investment companies to calculate their NAVs. Determination of fair value is uncertain because it involves subjective judgments and estimates not easily substantiated.
There can be no assurance that the Fund’s valuation of a security will not differ from the amount that it realizes upon the sale of such security. Short-term debt investments, that is, those with a remaining maturity of 60 days or less, are valued at cost adjusted for amortization of premiums and accretion of discounts. Repurchase agreements are valued at cost plus
Annual Report  |  21

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2010	Highland Floating Rate Fund
accrued interest. Foreign price quotations are converted to U.S. dollar equivalents using the 4:00 PM London Time Spot Rate.
Fair Value Measurements:
The Fund has performed an analysis of all existing investments and derivative instruments to determine the significance and character of all inputs to their fair value determination. The levels of fair value inputs used to measure the Fund’s investments are characterized into a fair value hierarchy. Where inputs for an asset or liability fall into more than one level in the fair value hierarchy, the investment is classified in its entirety based on the lowest level input that is significant to that investment’s valuation. The three levels of the fair value hierarchy are described below:

Level 1	—	Quoted unadjusted prices for identical instruments in active markets to which the Fund has access at the date of measurement;

Level 2	—	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active, but are valued based on executed trades; broker quotations that constitute an executable price; and alternative pricing sources supported by observable inputs are classified within Level 2. Level 2 inputs are either directly or indirectly observable for the asset in connection with market data at the measurement date; and

Level 3	—	Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. In certain cases, investments classified within Level 3 may include securities for which the Fund has obtained indicative quotes from broker-dealers that do not necessarily represent prices the broker may be willing to trade on, as such quotes can be subject to material management judgment. Unobservable inputs are those inputs that reflect the Fund’s own assumptions that market participants would use to price the asset or liability based on the best available information.
At the end of each calendar quarter, management evaluates the Level 2 and 3 assets and liabilities for changes in liquidity, including but not limited to: whether a broker is willing to execute at the quoted price, the depth and consistency of prices from third party services, and the existence of contemporaneous, observable trades in the market. Additionally, management evaluates the Level 1 and 2 assets and liabilities on a quarterly basis for changes in listings or delistings on national exchanges.
Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Fund’s investments may fluctuate from period to period. Additionally, the fair value of investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values the Fund may ultimately realize. Further, such investments may be subject to legal and other restrictions on resale or otherwise less liquid than publicly traded securities.
The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. Transfers in and out of the levels are recognized at the value at the end of the period. A summary of the inputs used to value the Fund’s assets as of June 30, 2010 is as follows:

			Level 2	Level 3
		Level 1	Significant	Significant
	Total Value at	Quoted	Observable	Unobservable
Investment in Securities	June 30, 2010	Price	Input	Input
Common Stocks
Broadcasting	$14,581,479	$—	$—	$14,581,479
Chemicals	1,377,653	—	1,067,903	309,750
Energy	854,420	—	—	854,420
Gaming/Leisure	1,089,655	—	—	1,089,655
Healthcare	2,184,687	—	2,184,687	—
Housing	308,349	—	308,349	—
Metals/Minerals	1,069,090	—	—	1,069,090
Transportation — Land Transportation	188,098	—	—	188,098
Utility	59,819	—	—	59,819
Warrants
Broadcasting	12,143	—	—	12,143
Corporate Notes and Bonds	8,189,221	—	8,189,221	—
Debts
Senior Loans	398,841,216	—	275,339,432	123,501,784
Asset-Backed Securities	15,511,479	—	—	15,511,479
Claims	49,047	—	—	49,047

Total	$444,316,356	$—	$287,089,592	$157,226,764

22 | Annual Report

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2010	Highland Floating Rate Fund

			Level 2	Level 3
		Level 1	Significant	Significant
	Total Value at	Quoted	Observable	Unobservable
Investment in Securities	June 30, 2010	Price	Input	Input
Other Financial Instruments*
Assets
Foreign exchange contracts	$3,093,518	$—	$3,093,518	$—

Total	$447,409,874	$—	$290,183,110	$137,226,764

Other Financial Instruments*
Liabilities
Foreign exchange contracts	$599,531	$—	$599,531	$—

Total	$599,531	$—	$599,531	$—

*	Other financial instruments are derivative instruments not reflected in the Investment Portfolio, such as forwards, which are valued at the unrealized appreciation/(depreciation) on the investment.
The Fund did not have any liabilities that were classified as Level 3 as of June 30, 2010.
The table below sets forth a summary of changes in the Fund’s Level 3 assets (assets measured at fair value using significant unobservable inputs) for the period ended June 30, 2010.

			Net
			Amortization	Net	Net		Balance
Assets at Fair Value	Balance as of	Transfers	(Accretion) of	Realized	Unrealized	Net	as of
Using Unobservable	August 31	in/(out)	Premium/	Gains/	Gains/	Purchase/	June 30,
Inputs Level 3	2009	of Level 3	(Discount)	(Losses)	(Losses)	(Sales)	2010
Common Stocks
Broadcasting	$—	$—	$—	$—	$(504,767)	$15,086,246	$14,581,479
Chemicals	225,091	—	—	—	66,020	18,639	309,750
Energy	—	—	—	—	854,013	407	854,420
Gaming/Leisure	—	—	—	—	9,363	1,080,292	1,089,655
Metals/Minerals	246,690	—	—	—	404,070	418,330	1,069,090
Transportation — Land Transportation	470,950	—	—	—	(282,852)		188,098
Utility	166,805	—	—	(327,433)	(197,766)	418,213	59,819
Warrants
Broadcasting	—	—	—	—	(420)	12,563	12,143
Debt
Senior Loans	278,391,898	(65,243,215)	636,772	(24,876,150)	36,246,566	(101,654,087)	123,501,784
Asset-Backed Securities	7,477,719	—	—	322,966	8,610,382	(899,588)	15,511,479
Claims	171,511	—	—	(8,249,405)	8,422,616	(295,675)	49,047

Total	$287,150,664	$(65,243,215)	$636,772	$(33,130,022)	$53,627,225	$(85,814,660)	$157,226,764

*	Includes any applicable borrowings and/or paydowns made on revolving credit facilities held in the Fund’s Investment Portfolio.
The net unrealized gains shown in the table above relate to investments that were held at June 30, 2010. The Fund presents these unrealized gains on the Statement of Operations as net change in unrealized appreciation/(depreciation) on investments.
Investments designated as Level 3 may include assets valued using quotes or indications furnished by brokers which are based on models or estimates and may not be executable prices. In light of the developing market conditions, the Investment Adviser continues to search for observable data points and evaluate broker quotes and indications received for portfolio investments. As a result, for the period ended June 30, 2010, a net amount of $65,243,215 was transferred from Level 3 to Level 2. Determination of fair values is uncertain because it involves subjective judgments and estimates not easily substantiated by auditing procedures.
Security Transactions
Security transactions are accounted for on the trade date. Costs and gains/(losses) are determined based upon the specific identification method for both financial statement and federal income tax purposes.
Annual Report  |  23

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2010	Highland Floating Rate Fund
Foreign Currency
Foreign currencies, investments and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rates using the current 4:00 PM London Time Spot Rate. Fluctuations in the value of the foreign currencies and other assets and liabilities resulting from changes in exchange rates, between trade and settlement dates on securities transactions and between the accrual and payment dates on dividends, interest income and foreign withholding taxes, are recorded as unrealized foreign currency gains/(losses). Realized gains/(losses) and unrealized appreciation/(depreciation) on investment securities and income and expenses are translated on the respective dates of such transactions. The effect of changes in foreign currency exchange rates on investments in securities are not segregated in the Statement of Operations from the effects of changes in market prices of those securities, but are included with the net realized and unrealized gain or loss on investment securities.
Forward Foreign Currency Contracts
In order to minimize the movement in NAV resulting from a decline or appreciation in the value of a particular foreign currency against the U.S. dollar or another foreign currency or for other reasons, the Fund may enter into forward currency exchange contracts. These contracts involve an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Forward currency contracts do not eliminate fluctuations in the values of portfolio securities but rather allow the Fund to establish a rate of exchange for a future point in time. Forwards involve counterparty credit risk to the Fund because the forwards are not exchange traded and there is no clearinghouse to guarantee forwards against default. During the period ended June 30, 2010, the open and close values of forward foreign currency contracts were EUR 12,320,000 and EUR 34,200,000 and GBP 27,768,600 and GBP 25,920,000 respectively, which indicates the volume of activity.
Income Recognition
Interest income is recorded on an accrual basis and includes accretion of discounts and amortization of premiums. Facility fees received are recorded as a reduction of cost to the loan and amortized through the maturity of the loan. Dividend income is recorded on the ex-dividend date.
Determination of Class Net Asset Values
All income, expenses (other than distribution fees and service fees, which are class-specific expenses, as shown on the Statement of Operations) and realized and unrealized gains/(losses) are allocated to each class of shares of the Fund on a daily basis for purposes of determining the NAV of each class. Income and expenses are allocated to each class based on the settled shares method, while realized and unrealized gains/(losses) are allocated based on the relative net assets of each class.
U.S. Federal Income Tax Status
The Fund intends to qualify each year as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended, and will distribute substantially all of its taxable income and gains, if any, for its tax year, and as such will not be subject to U.S. federal income taxes. In addition, the Fund intends to distribute, in each calendar year, substantially all of its net investment income, capital gains and certain other amounts, if any, such that the Fund should not be subject to federal excise tax. Therefore, no U.S. federal income or excise tax provisions are recorded.
Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years (current and prior three tax years), and has concluded that no provision for federal income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.
Distributions to Shareholders
Distributions from net investment income are declared daily and paid monthly. Net realized capital gains, if any, are distributed at least annually.
Cash and Cash Equivalents
The Fund considers liquid assets deposited with a bank, money market funds, and certain short term debt instruments with maturities of 3 months or less to be cash equivalents. These investments represent amounts held with financial institutions that are readily accessible to pay Fund expenses or purchase investments. Cash and cash equivalents are valued at cost plus accrued interest, which approximates market value. The value of cash equivalents denominated in foreign currencies is determined by converting to U.S. dollars on the date of the statement of assets and liabilities. At June 30, 2010, the Fund had $67,849 of cash and cash equivalents denominated in foreign currencies, with a cost of $67,051.
Statement of Cash Flows
Information on financial transactions which have been settled through the receipt or disbursement of cash is presented in the Statement of Cash Flows. The cash and foreign currency amount shown in the Statement of Cash Flows is the amount included within the Fund’s Statement of Assets and Liabilities and includes cash and foreign currency on hand at its custodian bank.
24 | Annual Report

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2010	Highland Floating Rate Fund
Note 3. U.S. Federal Tax Information
The timing and character of income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. As a result, net investment income/(loss) and net realized gain/(loss) on investment transactions for a reporting period may differ significantly from distributions during such period.
For the period ended June 30, 2010, net permanent differences resulting from Section 988 gain/loss reclass, net operating loss, paydown reclass, premium amortization accrued/sold, foreign bond bifurcation and forward foreign currency gain/loss were identified and reclassified to the components of the Fund’s net assets as follows:

Undistributed/
(Overdistributed)	Accumulated
Net Investment	Net Realized	Paid-In
Income	Gain (Loss)	Capital
$(1,794,667)	$1,826,805	$(32,138)
The tax character of distributions paid during the period ended June 30, 2010 and the years ended August 31, 2009 and August 31, 2008, were as follows:

Distributions paid from:	2010	2009	2008
Ordinary Income *	$6,731,806	$71,802,644	$114,377,646

Return of capital **	8,451,732	—	—

*	For tax purposes, short-term capital gain distributions, if any, are considered ordinary income distributions.

**	Additional information will be distributed on Form 1099 at the end of the calendar year.
As of June 30, 2010 the components of distributable earnings on a tax basis were as follows:

Undistributed	Undistributed		Accumulated
Ordinary	Long-Term	Net Unrealized	Capital and
Income	Capital Gains	Depreciation*	Other Losses
$ —	$—	$(312,350,287)	$(319,115,878)

*	Any differences between book-basis and tax-basis net unrealized appreciation/(depreciation) are primarily due to deferral of losses from wash sales and premium amortization adjustments.
The accumulated capital losses to offset future gains (capital loss carryforwards) for the Fund are $11,586,151, $90,545,344 and $203,932,074 which will expire on June 30, 2016, June 30, 2017 and June 30, 2018, respectively. For federal income tax purposes, capital loss carryforwards may be carried forward and applied against future capital gains for a period up to eight years to the extent allowed by the Internal Revenue Code.
Unrealized appreciation and depreciation at June 30, 2010, based on the cost of investments for U.S. federal income tax purposes was:

Gross unrealized appreciation	$5,450,865
Gross unrealized depreciation	(319,393,785)

Net unrealized depreciation	$(313,942,920)

Post-October Losses
Under current laws, certain capital losses realized after October 31 may be deferred and treated as occurring on the first day of the following fiscal year. For the period ended June 30, 2010, the Fund intends to elect to defer net realized capital losses incurred from November 1, 2009 through June 30, 2010 of $11,651,840. In addition, the Fund also elected to defer currency losses of $1,400,469 incurred from November 1, 2009, through June 30, 2010.
Note 4. Advisory, Administration, Service and Distribution and Trustee Fees
Investment Advisory Fee
The Investment Adviser receives from the Fund a monthly advisory fee, based on the Fund’s average daily net assets at the following annual rates:

Average Daily Managed Assets	Annual Fee Rate
First $1 billion	0.65%

Next $1 billion	0.60%

Over $2 billion	0.55%
For the period ended June 30, 2010, the Fund’s effective investment advisory fee rate was 0.65%.
Administration Fees
The Investment Adviser provides administrative services to the Fund. For its services, the Investment Adviser receives an annual fee, payable monthly, in an amount equal to 0.20% of the Fund’s average daily net assets. Under a separate sub-administration agreement, the Investment Adviser has delegated certain administrative functions to PNC Global Investment Servicing (U.S.) Inc. (“PNC”). The Investment Adviser pays PNC directly for these sub-administration services.
Service and Distribution Fees
PFPC Distributors, Inc. (the “Underwriter”) serves as the principal underwriter and distributor of the Fund’s shares. The Underwriter receives the front end sales charge imposed on the sale of Class A Shares and the CDSC imposed on certain redemptions of Class A, Class B and Class C Shares.
Annual Report | 25

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2010	Highland Floating Rate Fund
For the period ended June 30, 2010, the Underwriter received $1,436 of front-end sales charges on Class A Shares and received $10,850, $3,618 and $28,162 of CDSC on Class A, Class B and Class C Share redemptions, respectively.
The Fund has adopted a plan pursuant to Rule 12b-1 under the 1940 Act (the “Plan”) which requires the payment of a monthly service fee to the Underwriter at an annual rate of 0.25% of the average daily net assets attributable to Class A, Class B and Class C Shares of the Fund. The Plan also requires the payment of a monthly distribution fee to the Underwriter at an annual rate of 0.10%, 0.45% and 0.60% of the average daily net assets attributable to Class A, Class B and Class C Shares, respectively.
Expense Limits and Fee Reimbursements
Prior to October 1, 2008, the Investment Adviser voluntarily had agreed to waive advisory fees and administration fees and reimburse the Fund for certain expenses (exclusive of distribution and service fees, brokerage commissions, commitment fees, interest, taxes and extraordinary expenses, if any) so that total expenses will not exceed 1.00% of the average daily net assets of the Fund for each share class. For the part of the year ended August 31, 2009, the Investment Adviser waived fees in an amount equal to 0.01% of the average daily net assets of the Fund. This waiver was discontinued by the Investment Adviser effective October 1, 2008.
Fees Paid to Officers and Trustees
Each Trustee who is not an “interested person” of the Fund as defined in the 1940 Act (the “Independent Trustees”) receives an annual retainer of $150,000 payable in quarterly installments and allocated among each portfolio in the Highland Fund Complex based on relative net assets. The “Highland Fund Complex” consists of all of the registered investment companies advised by the Investment Adviser as of the date of this annual report.
The Fund pays no compensation to its one interested Trustee or any of its officers, all of whom are employees of the Investment Adviser.
Note 5. Fund Information
For the period ended June 30, 2010, the cost of purchases and proceeds from sales of securities, excluding short-term obligations, were $296,010,133 and $408,677,894 respectively.
Note 6. Periodic Repurchase Offers
The Fund has adopted a policy to offer each fiscal quarter to repurchase a specified percentage (between 5% and 25%) of the shares then outstanding at the Fund’s NAV (“Repurchase Offers”). Repurchase Offers are scheduled to occur on or about the 15th day (or the next business day if the 15th is not a business day) in the months of March, June, September and December. It is anticipated that normally the date on which the repurchase price of shares will be determined (the “Repurchase Pricing Date”) will be the same date as the deadline for shareholders to provide their repurchase requests to the Distributor (the “Repurchase Request Deadline”), and if so, the Repurchase Request Deadline will be set for a time no later than the close of regular trading on the New York Stock Exchange on such date. The Repurchase Pricing Date will occur no later than the 14th day after the Repurchase Request Deadline, or the next business day if the 14th day is not a business day. Repurchase proceeds will be paid to shareholders no later than seven days after the Repurchase Pricing Date. If shareholders tender for repurchase more than the Repurchase Offer amount for a given Repurchase Offer, the Fund may repurchase an additional amount of shares of up to 2% of the shares outstanding on the Repurchase Request Deadline.
For the period ended June 30, 2010, there were four Repurchase Offers. In the September 2009, December 2009, March 2010 and June 2010 Repurchase Offers, the Fund offered to repurchase 10%, 10%, 7% and 7%, respectively, of its outstanding shares. In the September 2009, December 2009, March 2010 and June 2010 Repurchase Offers, 12.0%, 10.3%, 7.0% and 8.1%, respectively of shares outstanding were repurchased. In connection with the September 2009, December 2009 and June 2010 Repurchase Offer, the Fund repurchased an additional 2.0%, 0.3% and 1.1%, respectively, of the shares outstanding on the Repurchase Request Deadline to accommodate the shareholder repurchase requests.
Note 7. Senior Loan Participation Commitments
The Fund invests, under normal conditions, at least 80% of its net assets (plus any borrowings for investment purposes) in adjustable rate senior loans (“Senior Loans”), the interest rates of which float or vary periodically based upon a benchmark indicator of prevailing interest rates to domestic or foreign corporations, partnerships and other entities that operate in a variety of industries or geographic regions (“Borrowers”). If the lead lender in a typical lending syndicate becomes insolvent, enters Federal Deposit Insurance Corporation (“FDIC”) receivership or, if not FDIC insured enters into bankruptcy, the Fund may incur certain costs and delays in receiving payment or may suffer a loss of principal and/or interest. When the Fund purchases a participation of a Senior Loan interest, the Fund typically enters into a contractual agreement with the lender or other third party selling the participation, not with the Borrower directly.
As such, the Fund assumes the credit risk of the Borrowers, as well as of the selling participants or other persons inter-positioned between the Fund and the Borrowers. The ability
26 | Annual Report

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2010	Highland Floating Rate Fund
of Borrowers, selling participants or other persons inter-positioned between the Fund and the Borrowers to meet their obligations may be affected by a number of factors, including economic developments in a specific industry.
At June 30, 2010, the following sets forth the selling participants with respect to interests in Senior Loans purchased by the Fund on a participation basis.

	Principal
Selling Participant	Amount	Value
Goldman Sachs Group:
Bridge Information Systems, Inc. Multidraw Term Loan	$421,463	$—
Note 8. Credit Agreement
On September 12, 2008, the Fund, along with other funds in the Highland Fund Complex, entered into a $75,000,000 credit agreement with The Bank of Nova Scotia (the “Prior Credit Agreement”) to be used for temporary or emergency purposes to facilitate portfolio liquidity. Each of the Funds has access to the facility, but aggregate borrowings may not exceed $75,000,000. Interest is charged to the Funds based on their respective borrowings at a rate equal to the greater of the Prime Rate or 0.50% over the Federal Funds Effective Rate. In addition, the Fund has agreed to pay commitment fees of 0.20% on the undrawn amounts which amounted to $30,000 and which are included in commitment and upfront fee expense on the Statement of Operations. Effective September 12, 2009, the Prior Credit Agreement matured and was not renewed.
For the period September 1, 2009 through September 12, 2009, the Fund did not have any borrowings against the Prior Credit Agreement.
On February 26, 2010, the Fund entered into a $35,000,000 unsecured credit agreement with PNC Bank (the “Credit Agreement”) to be used for temporary purposes to facilitate portfolio liquidity. Interest on any borrowings is charged to the Fund at a rate equal to the Federal Funds Effective Rate plus 2.50%. Concurrent with entering into the Credit Agreement, the Fund agreed to pay a $87,500 upfront fee. This fee is amortized over the remaining term of the Credit Agreement and $29,966 of upfront fee is included in commitment and up front fee expense on the Statement of Operations. Also, the Fund has agreed to pay a commitment fee of 0.75% on any undrawn amounts, which amounts to $90,938 for the period, and which is also included in commitment and up front fee expense on the Statement of Operations.
For the period February 26, 2010 through June 30, 2010, the average daily loan balance outstanding for the two days where borrowing existed was $5,000,000 at a weighted average interest rate of 2.50%.
Interest expense of $375 was paid for use of the line of credit and is included in the Statement of Operations.
Note 9. Unfunded Loan Commitments
As of June 30, 2010, the Fund had unfunded loan commitments of $4,745,282, which could be extended at the option of the borrower, as detailed below:

Unfunded
Loan
Borrower	Commitment
Broadstripe, LLC	$3,555,627
MGM Mirage, Inc.	451,910
SIRVA Worldwide, Inc.	737,745

$4,745,282

Unfunded loan commitments are marked to market on the relevant day of valuation in accordance with the Fund’s valuation policies. Any applicable unrealized gain/(loss) and unrealized appreciation/(depreciation) on unfunded loan commitments are recorded on the Statement of Assets and Liabilities and the Statement of Operations, respectively. As of June 30, 2010, the Fund recognized net discount and unrealized depreciation on unfunded transactions of $323,419. The net change in unrealized appreciation on unfunded transactions of $222,847 is recorded in the Statement of Operations.
Note 10. Affiliated Issuers and Transactions
Under Section 2(a)(3) of the 1940 Act, a portfolio company is defined as “affiliated” if a Fund owns five percent or more of its voting stock. The Fund held at least five percent of the outstanding voting stock of the following companies as of June 30, 2010:

	Par Value at	Shares at	Market Value
	June 30,	June 30,	August 31,	June 30,
	2010	2010	2009	2010
CCS Medical, Inc. (Senior Loans)	$16,571,761	—	$—	$14,891,057
CCS Medical, Inc. (Common Stock)	—	82,441	—	2,184,687
ComCorp Broad-casting, Inc. (Senior Loans)*	2,989,118	—	1,736,584	2,557,191
Communications Corp of America (Common Stock)	—	152,363	—	—
Young Broadcasting, Inc. (Senior Loans)	4,329,813	—	—	4,329,813
Young Broadcasting, Inc. (Common Stocks)	—	7,205	—	14,581,479
Young Broadcasting, Inc. (Warrants)	—	6	—	12,143

	$23,890,692	242,015	$1,736,584	$38,556,370

*	Company is a wholly owned subsidiary of Communications Corp. of America.
Annual Report | 27

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2010	Highland Floating Rate Fund
The Fund is permitted to purchase or sell securities from or to certain other affiliated funds under specified conditions outlined in the procedures adopted by the Board of Trustees of the Fund. The procedures have been designed to provide assurance that any purchase or sale of securities by the Fund from or to another fund that is or could be considered an affiliate by virtue of having a common investment adviser (or affiliated investment adviser), common Trustees and/or common officers complies with Rule 17a-7 under the 1940 act. Further, as defined under the procedures, each transaction is effective at the current market price. For the period ended June 30, 2010, the Fund engaged in security transactions with affiliated funds with proceeds from sales of $4,703,125 and net realized losses from sales of $(773,750).
Note 11. Indemnification
The Fund has a variety of indemnification obligations under contracts with its service providers and certain counterparties. The Fund’s maximum exposure under these arrangements is unknown. The Board has approved the advancement of certain expenses to a service provider in connection with pending litigation subject to appropriate documentation and safeguards. These expenses are recorded in the Statement of Assets and Liabilities and the Statement of Operations.
Note 12. Disclosure of Significant Risks and Contingencies
Non-Diversification and Industry Concentration Risk
The Fund may focus its investments in instruments of only a few issuers. Additionally, the Fund will concentrate its investments in the financial services industry. The concentration of the Fund’s portfolio in a limited number of issuers would subject the Fund to a greater degree of risk with respect to defaults by such issuers, and the concentration of the portfolio in the financial services industry subjects the Fund to a greater degree of risk with respect to economic downturns relating to such industry.
Non-Payment Risk
Corporate debt obligations, including Senior Loans, are subject to the risk of non-payment of scheduled interest and/or principal. Non-payment would result in a reduction of income to the Fund, a reduction in the value of the Senior Loan experiencing non-payment and a potential decrease in the NAV of the Fund.
Credit Risk
The Fund may invest all or substantially all of its assets in Senior Loans or other securities that are rated below investment grade and unrated Senior Loans of comparable quality. Investments rated below investment grade are commonly referred to as “high yield securities” or “junk securities”. They are regarded as predominantly speculative with respect to the issuing company’s continuing ability to meet principal and interest payments. Investments in high yield Senior Loans may result in greater NAV fluctuation than if the Fund did not make such investments.
Currency Risk
A portion of the Fund’s assets may be quoted or denominated in non-U.S. currencies. These securities may be adversely affected by fluctuations in relative currency exchange rates and by exchange control regulations. The Fund’s investment performance may be negatively affected by a devaluation of a currency in which the Fund’s investments are quoted or denominated. Further, the Fund’s investment performance may be significantly affected, either positively or negatively, by currency exchange rates because the U.S. dollar value of securities quoted or denominated in another currency will increase or decrease in response to changes in the value of such currency in relation to the U.S. dollar.
Non-U.S. Securities Risk
Investment in securities of non-U.S. issuers may involve special risks compared to investing in securities of U.S. issuers. These risks are more pronounced to the extent that the Fund invests a significant portion of its non-U.S. investments in one region or in the securities of emerging market issuers. These risks may include: (i) non-U.S. issuers may be subject to less rigorous disclosure, accounting standards and regulatory requirements; (ii) many non-U.S. markets are smaller, less liquid and more volatile and the Adviser may not be able to sell the Fund’s investments at times, in amounts and at prices it considers reasonable; and (iii) the economies of non-U.S. issuers may grow at slower rates than expected or may experience more severe downturns or recessions. Additionally, certain investments in non-U.S. issuers also may be subject to foreign withholding or other taxes on dividends, interest or capital gain.
Forward Currency Contracts Risk
The Fund is subject to foreign currency exchange rate risk in the normal course of pursuing its investment objectives. The Fund may use forward contracts to gain exposure to, or hedge against, changes in the value of foreign currencies. A forward contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date. Upon entering into such contracts, daily fluctuations in the value of the contract are recorded for financial statement purposes as unrealized gains or losses by the Fund. At the expiration of the contracts, the Fund realizes the gain or loss.
28 | Annual Report

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2010	Highland Floating Rate Fund
Upon entering into such contracts, the Fund bears the risk of exchange rates moving unexpectedly, in which case, the Fund may not achieve the anticipated benefits of the forward contracts and may realize a loss. Forwards involve counterparty credit risk to the Fund because the forwards are not exchange traded and there is no clearinghouse to guarantee the forwards against default.
Derivatives Risk
Derivative transactions in which the Fund may engage for hedging and speculative purposes or to enhance total return, including engaging in transactions such as options, futures, swaps, foreign currency transactions (including forward foreign currency contracts, currency swaps or options on currency and currency futures) and other derivative transactions, involve certain risks and considerations. These risks include the imperfect correlation between the value of such instruments and the underlying assets, the possible default of the other party to the transaction or illiquidity of the derivative instruments. The use of derivative transactions may result in losses greater than if they had not been used, may require the Fund to sell or purchase portfolio securities at inopportune times or for prices other than current market value, may limit the amount of appreciation the Fund can realize on an investment or may cause the Fund to hold a security that it might otherwise sell. The successful use of derivative transactions depends on the Adviser’s ability to predict correctly the direction and extent of movements in interest rates.
Counterparty Credit Risk
Counterparty credit risk is the potential loss the Fund may incur as a result of the failure of a counterparty or an issuer to make payments according to the terms of a contract. Counterparty credit risk is measured as the loss the Fund would record if its counterparties failed to perform pursuant to the terms of their obligations to the Fund. Because the Fund may enter into over-the-counter forwards, options, swaps and other derivative financial instruments, the Fund is exposed to the credit risk of its counterparties. To limit the counterparty credit risk associated with such transactions, the Fund conducts business only with financial institutions judged by the Investment Adviser to present acceptable credit risk.
Note 13. Legal Matters
Matters Relating to the Fund’s Investment in TOUSA, Inc. The Fund is one of numerous defendants (“Lenders”) that have been named in an adversary proceeding pending in the Bankruptcy Court of the Southern District of Florida (the “Court”). The action, entitled In re Tousa Inc., et al., was filed on July 15, 2008, by the Official Committee of Unsecured Creditors of TOUSA, Inc. and its affiliates (the “Plaintiff “), which are home building companies to which the Lenders loaned money through different lending facilities. An amended complaint was filed on October 17, 2008. Plaintiff alleges that monies used to repay the Lenders should be voided as fraudulent and preferential transfers under the bankruptcy laws. More specifically, Plaintiff alleges that subsidiaries of the home building companies were forced to become co-borrowers and guarantors of the monies used to repay the Lenders, and that the subsidiaries did not receive fair consideration or reasonably equivalent value when they transferred the proceeds to repay the Lenders. Plaintiff seeks to void the transfers and other equitable relief. The Fund and other Funds and accounts managed by the Investment Adviser, and the other Lenders are named as defendants in two separate lending capacities; first, as lenders in a credit agreement (the “Credit Lenders”); and second, as lenders in a term loan (the “Term Loan Lenders”). The Fund, as a Term Loan Lender, moved to dismiss the amended complaint. The Court denied the motion to dismiss on December 4, 2008. The Fund and the other Lenders filed a motion for leave to appeal the dismissal, which was denied on February 23, 2009. Plaintiff thereafter filed a Second Amended Complaint and a Third Amended Complaint. The Fund filed two answers to the Third Amended Complaint in its capacity as a Term Loan Lender. The case went to trial, which concluded in August 2009.
On October 13, 2009, the court ruled for the Plaintiff in the action and ordered the defendants to return the proceeds received from the pay off of the term loan at par on July 31, 2007. The proceeds received by the Fund totaled $4,000,000. Additionally, the court ordered the defendants to pay simple interest on the amount returned at an annual rate of 9%.
In November 2009, the Fund and other defendants filed an appeal to the decision. On December 22, 2009, the Fund posted $5,310,479 with the Court. This amount is recorded in the Statement of Assets and Liabilities and the Statement of Operations.
Matters Relating to the Fund’s Investment in Broadstripe, LLC. The Fund, the Adviser, other accounts managed by the Adviser, and an unaffiliated investment manager are defendants in a lawsuit filed in Delaware Superior Court on November 17, 2008 (and subsequently amended to include the Trust as a party) by WaveDivision Holdings, LLC and an affiliate, alleging causes of action stemming from the plaintiffs’ 2006 agreements with Millennium Digital Media Systems, LLC (“Millennium”) (now known as Broadstripe, LLC), pursuant to which Millennium had agreed, subject to certain conditions, to sell certain cable television systems to the plaintiffs. During the relevant period, the Fund and other
Annual Report | 29

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2010	Highland Floating Rate Fund
defendants managed by the Adviser held debt obligations of Millennium. As of August 31, 2009, the Fund attributed total value to the Fund’s investment in the Millennium revolving credit agreement and term loan, each of which is secured by a first lien, of an aggregate of approximately $44.5 million. The complaint alleges that the Adviser and an unaffiliated investment manager caused Millennium to terminate the contracts to sell the cable systems to the plaintiffs. The amended complaint seeks compensatory and punitive damages in an unspecified amount to be presented at trial, thus, the Fund cannot predict the amount of a judgment, if any. The Fund and other accounts managed by the Adviser have filed a motion to dismiss the lawsuit. The Adviser and the Fund intend to continue to defend this action vigorously.
In addition, the Fund and other funds managed by the Adviser that held certain debt issued by Millennium are defendants in a complaint filed on May 8, 2009 by the official committee of unsecured creditors of Millennium and its affiliated debtors (collectively, the “Debtors”) in the United States Bankruptcy Court for the District of Delaware. The complaint alleges various causes of action against the Fund, the Adviser and certain other funds managed by the Adviser and seeks various relief, including recharacterization and equitable subordination of the debt held by the Fund and the other funds and recovery of certain payments made by the Debtors to the Fund and the other funds. The Fund and other defendants managed by the Adviser have filed a motion for summary judgment on all of the claims in the complaint. The Adviser and the Fund intend to continue to defend this action vigorously. The Fund believes that the resolution of the matters described in this subsection are unlikely to have a material adverse effect on the Fund. If the Debtors were to succeed in their causes of action, all or a portion of the Fund’s investment in Millennium may not be recoverable.
Note 14. Subsequent Event
Management has evaluated the impact of all subsequent events on the Fund through the date the financial statements were issued, and has determined that there was the following subsequent events:
On July 1, 2010, The PNC Financial Services Group, Inc. sold the outstanding stock of PNC Global Investment Servicing Inc. to The Bank of New York Mellon Corporation. At the closing of the sale, PNC Global Investment Servicing (U.S.) Inc. and PFPC Distributors, Inc. changed their names to BNY Mellon Investment Servicing (US) Inc. and BNY Mellon Distributors Inc., respectively. PFPC Trust Company will not change its name until a later date to be announced.
30 | Annual Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Trustees and Shareholders of Highland Floating Rate Fund:
In our opinion, the accompanying statement of assets and liabilities, including the investment portfolio, and the related statements of operations and of changes in net assets and of cash flows and the financial highlights present fairly, in all material respects, the financial position of Highland Floating Rate Fund (the “Fund”) at June 30, 2010, and the results of its operations, the changes in its net assets and, its cash flows and its financial highlights for each of the periods indicated in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of investments at June 30, 2010 by correspondence with the custodian and banks with whom the Fund owns assignments and participations in loans, provide a reasonable basis for our opinion.
Dallas, Texas
August 26, 2010
Annual Report | 31

ADDITIONAL INFORMATION (unaudited)

June 30, 2010	Highland Floating Rate Fund
Additional Portfolio Information
The Investment Adviser and its affiliates manage other accounts, including registered and private funds and individual accounts. Although investment decisions for the Fund are made independently from those of such other accounts, the Investment Adviser may, consistent with applicable law, make investment recommendations to other clients or accounts that may be the same or different from those made to the Fund, including investments in different levels of the capital structure of a company, such as equity versus senior loans, or that take contrary positions in multiple levels of the capital structure. The Investment Adviser has adopted policies and procedures that address the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest that are designed to ensure that all client accounts are treated equitably over time. Nevertheless, this may create situations where a client could be disadvantaged because of the investment activities conducted by the Investment Adviser for other client accounts. When the Fund and one or more of such other accounts is prepared to invest in, or desires to dispose of, the same security, available investments or opportunities for each will be allocated in a manner believed by the Investment Adviser to be equitable to the Fund and such other accounts. The Investment Adviser also may aggregate orders to purchase and sell securities for the Fund and such other accounts. Although the Investment Adviser believes that, over time, the potential benefits of participating in volume transactions and negotiating lower transaction costs should benefit all accounts including the Fund, in some cases these activities may adversely affect the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.
Tax Information
The Fund hereby designates as qualified interest income distributions 100.00% of ordinary income distributions for the ten months ended June 30, 2010.
32 | Annual Report

ADDITIONAL INFORMATION (unaudited) (continued)

June 30, 2010	Highland Floating Rate Fund
Trustees and Officers
The Board provides broad oversight over the operations and affairs of the Fund and protects the interests of shareholders. The Board has overall responsibility to manage and control the business affairs of the Fund, including the complete and exclusive authority to establish policies regarding the management, conduct and operation of the Fund’s business. The names and ages of the Trustees and officers of the Fund, the year each was first elected or appointed to office, their principal business occupations during the last five years, the number of funds overseen by each Trustee and other directorships or trusteeships they hold are shown below. The business address for each Trustee and officer of the Fund is c/o Highland Capital Management, L.P., NexBank Tower, 13455 Noel Road, Suite 800, Dallas, TX 75240.

		Term of	Principal	Number of Portfolios
		Office and	Occupation(s)	in Highland Fund	Other
	Position	Length of	During Past	Complex Overseen	Directorships/
Name and Age	with Funds	Time Served	Five Years	by Trustee[1]	Trusteeships Held
INDEPENDENT TRUSTEES

Timothy K. Hui (Age 62)	Trustee	Indefinite Term; Trustee since 2004	Vice President since February 2008, Dean of Educational Resources from July 2006 to January 2008, Assistant Provost for Graduate Education from July 2004 to June 2006, and Assistant Provost for Educational Resources, July 2001 to June 2004 at Philadelphia Biblical University.	7	None

Scott F. Kavanaugh (Age 49)	Trustee	Indefinite Term; Trustee since 2004	Vice-Chairman, President and Chief Operating Officer at Keller Financial Group since September 2007; Chairman and Chief Executive Officer at First Foundation Bank since September 2007; Vice Chairman, President and Chief Operating Officer of First Foundation, Inc. (holding company) since September 2007; Private investor since February 2004; Sales Representative at Round Hill Securities from March 2003 to January 2004; Executive at Provident Funding Mortgage Corporation from February 2003 to July 2003; Executive Vice President, Director and Treasurer at Commercial Capital Bank from January 2000 to February 2003; Managing Principal and Chief Operating Officer at Financial Institutional Partners Mortgage Company and Managing Principal and President of Financial Institutional Partners, LLC (an investment banking firm) from April 1998 to February 2003.	7	None
Annual Report | 33

ADDITIONAL INFORMATION (unaudited) (continued)

June 30, 2010	Highland Floating Rate Fund
Trustees and Officers

		Term of	Principal	Number of Portfolios
		Office and	Occupation(s)	in Highland Fund	Other
	Position	Length of	During Past	Complex Overseen	Directorships/
Name and Age	with Funds	Time Served	Five Years	by Trustee[1]	Trusteeships Held
INDEPENDENT TRUSTEES

James F. Leary (Age 80)	Trustee	Indefinite Term; Trustee since 2004	Managing Director, Benefit Capital Southwest, Inc. (a financial consulting firm) since January 1999.	7	Board Member of Capstone Group of Funds (7 portfolios)

Bryan A. Ward (Age 55)	Trustee	Indefinite Term; Trustee since 2004	Senior Manager, Accenture, LLP (a consulting firm) since January 2002.	7	None

INTERESTED TRUSTEE[2]

R. Joseph Dougherty[2] (Age 40)	Trustee and Chairman of the Board, President and Chief Executive Officer	Indefinite Term; Trustee and Chairman of the Board since 2004	Team Leader of the Investment Adviser since 2000, Trustee of the funds in the Highland Fund Complex since 2004 and President and Chief Executive Officer of the funds in the Highland Fund Complex since December 2008; Director of NexBank Securities, Inc. since June 2009; Senior Vice President of Highland Distressed Opportunities, Inc. from September 2006 to June 2009; Senior Vice President of the funds in the Highland Fund Complex from 2004 to December 2008.	7	None

1	The “Highland Fund Complex” consists of all of the registered investment companies advised by the Investment Adviser as of the date of this report.

2	Mr. Dougherty is deemed to be an “interested person” of the Fund under the 1940 Act because of his position with the Investment Adviser.
34 | Annual Report

ADDITIONAL INFORMATION (unaudited) (continued)

June 30, 2010	Highland Floating Rate Fund
Trustees and Officers

Term of
Office and
Name, Address,	Position	Length of
and Age	with Funds	Time Served	Principal Occupation(s) During Past Five Years
OFFICERS

R. Joseph Dougherty (Age 40)	Chairman of the Board, President and Chief Executive Officer	Indefinite Term; Chairman of the Board since 2004; President and Chief Executive Officer since December 2008	Team Leader of the Investment Adviser since 2000, Trustee of the funds in the Highland Fund Complex since 2004 and President and Chief Executive Officer of the funds in the Highland Fund Complex since December 2008; Director of NexBank Securities, Inc. since June 2009; Senior Vice President of Highland Distressed Opportunities, Inc. from September 2006 to June 2009; Senior Vice President of the funds in the Highland Fund Complex from 2004 to December 2008.

M. Jason Blackburn (Age 34)	Treasurer (Principal Accounting Officer) and Secretary	Indefinite Term; Treasurer and Secretary since 2004	Assistant Controller of the Investment Adviser since November 2001 and Treasurer and Secretary of the funds in the Highland Fund Complex since 2004.

Matthew S. Okolita (Age 28)	Chief Compliance Officer	Indefinite Term; Chief Compliance Officer since May 2010	Chief Compliance Officer of the Adviser, Cummings Bay Capital Management, L.P., and Tunstall Capital Management, L.P. (investment advisers) since May 2010; Compliance Manager of the Adviser from March 2008 to May 2010; Legal Associate at NewStar Financial Inc. (a commercial finance company) from August 2006 to December 2007; Compliance Associate at Commonwealth Financial Network (a registered investment adviser/broker-dealer) from January 2004 to August 2006.
Annual Report | 35

IMPORTANT INFORMATION ABOUT THIS REPORT
Investment Adviser
Highland Capital Management, L.P.
NexBank Tower
13455 Noel Road, Suite 800
Dallas, TX 75240
Transfer Agent
BNY Mellon Investment Servicing (US) Inc.
101 Sabin Street
Pawtucket, RI 02860
Underwriter
BNY Mellon Distributors Inc.
760 Moore Road
King of Prussia, PA 19406
Custodian
PFPC Trust Company
301 Bellevue Parkway
Wilmington, DE 19809
Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP
2001 Ross Avenue, Suite 1800
Dallas, TX 75201
Fund Counsel
Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
This report has been prepared for shareholders of Highland Floating Rate Fund.
The Fund mails one shareholder report to each shareholder address. If you would like more than one report, please call shareholder services at 1-877-665-1287 to request that additional reports be sent to you.
A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to its portfolio securities, and the Fund’s proxy voting record for the most recent 12-month period ended June 30, are available (i) without charge, upon request, by calling 1-877-665-1287 and (ii) on the SEC’s website at http://www.sec.gov.
The Fund files its complete schedule of portfolio holdings with the SEC for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at http://www.sec.gov and also may be reviewed and copied at the SEC’s Public Reference Room in Washington, DC. Information on the Public Reference Room may be obtained by calling 1-800-SEC-0330. Shareholders may also obtain the Form N-Q by visiting the Fund’s website at www.highlandfunds.com.
The Statement of Additional Information includes additional information about Fund Trustees and is available upon request without charge by calling 1-877-665-1287.
36	| Annual Report

HIGHLAND FUNDS
managed by
Highland Capital Management, L.P.
P.O. Box 9840
Providence, RI 02940-8040

Highland Floating Rate Fund

Annual Report, June 30, 2010

www.highlandfunds.com

HLC-FRF-AR-06/10

Highland Floating Rate Advantage Fund Annual Report, June 30, 2010 www.highlandfunds.com HLC-ADV-AR-06/10